SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

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L.B. Foster Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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L.B. FOSTER COMPANY
415 Holiday Drive
Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 28, 2008

To the Shareholders:

L.B. Foster Company will hold its annual shareholders’ meeting at the Company’s principal executive offices at 415 Holiday Drive, Pittsburgh, Pennsylvania on Wednesday, May 28, 2008 at 11:00 a.m., local time, for the purposes of:

1. Electing a board of seven directors for the ensuing year.

2. Approving the 2006 Omnibus Incentive Plan, as Amended and Restated March 6, 2008.

3. Approving the L.B. Foster Executive Annual Incentive Compensation Plan.

4. Any other matters that properly come before the shareholders at the meeting.

Shareholders are cordially invited to attend the meeting. Only holders of record of common stock at the close of business on March 21, 2008 will be entitled to vote at the meeting or at any adjournment thereof.

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

Stan L. Hasselbusch
President and Chief Executive Officer

Pittsburgh, Pennsylvania
April 22, 2008

TABLE OF CONTENTS

GENERAL INFORMATION	1
STOCK OWNERSHIP	2
ELECTION OF DIRECTORS	4
DIRECTORS’ COMPENSATION TABLE 2007	5
CORPORATE GOVERNANCE	6
The Board and Board Meetings	6
Communications to Directors	6
Board Committees	6
Audit Committee	6
Compensation Committee	7
Nomination and Governance Committee	7
Code of Conduct and Ethics	8
Compensation Committee Interlocks and Insider Participation	8
Related Party Transactions	8
Section 16(a) Beneficial Reporting Compliance	9
APPROVAL OF THE 2006 OMNIBUS INCENTIVE PLAN, AS AMENDED AND RESTATED MARCH 6, 2008	9
APPROVAL OF THE EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN	15
EXECUTIVE COMPENSATION	19
COMPENSATION DISCUSSION AND ANALYSIS	19
COMPENSATION COMMITTEE REPORT	33
SUMMARY COMPENSATION TABLE FOR 2007	34
GRANTS OF PLAN-BASED AWARDS IN 2007	36
OPTION EXERCISES IN 2007	36
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	37
2007 NON-QUALIFIED DEFERRED COMPENSATION DURING	38
INDEPENDENT AUDITORS	39
AUDIT COMMITTEE REPORT	39
ADDITIONAL INFORMATION	41
2006 OMNIBUS INCENTIVE PLAN	Exhibit A
EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN	Exhibit B

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) for use at the May 28, 2008 annual meeting of shareholders and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company’s 2007 Annual Report to Shareholders were mailed to shareholders on or about April 22, 2008.

The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum. At the close of business on March 21, 2008, the record date for entitlement to vote at the meeting (“Record Date”), there were 11,032,823 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 5,516,412 shares. Where a shareholder’s proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such shareholder are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

Only holders of record of the common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such shareholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights in the election of directors. Directors shall be elected by a plurality of the votes cast from the shares present in person or represented by proxy at the meeting. Approval of the 2006 Omnibus Incentive Plan as Amended and Restated March 6, 2008 and the Executive Annual Incentive Compensation Plan will require the affirmative vote of a majority of the shares of common stock voting on the proposal, excluding abstentions and broker non-votes. Abstentions and broker non-votes are not deemed to be votes cast.

If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the seven nominees named herein, FOR the approval of the 2006 Omnibus Incentive Plan, as Amended and Restated March 6, 2008, and FOR the approval of the L.B. Foster Executive Annual Incentive Compensation Plan. With respect to all matters of which the Company did not have written notice on or before April 3, 2008, the proxy confers discretionary authority to vote on such matters to Lee B. Foster II, Chairman of the Board, and Stan L. Hasselbusch, President and Chief Executive Officer.

If your shares are held in “street name” (i.e. held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares.

The voting instruction form also serves as the voting instruction for the trustees who hold shares of record for participants in the Company’s 401(k) plan. If voting instructions representing shares in this plan are not received, those shares will remain unvoted.

You may revoke or change your proxy at any time before it is voted. For a shareholder “of record”, meaning one whose shares are registered in his or her own name, to revoke or change a proxy, the shareholder may (i) submit another properly signed proxy, which bears a later date; (ii) deliver a written revocation to our corporate secretary at the address shown on the Notice of Meeting or (iii) attend the annual meeting and vote in person.

If you are a beneficial owner of our common stock, and not the shareholder of record (for example your common stock is registered in “street name” with a brokerage firm), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, e-mail or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse their expenses.

STOCK OWNERSHIP

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•	each director or nominee for director;

•	each executive officer named in the Summary Compensation Table on page 34 (“NEO”); and

•	all directors and executive officers as a group.

Information concerning the owners of more than 5% of the Company’s common stock is based upon their reports furnished to the Company and may not be current.

	Number of
	Shares	Percent of
Stock Ownership	Owned(a)	Shares(b)

More Than 5% Stockholders:
Keely Asset Management Corp.(c)(d)	1,904,040	17.26
Keely Small Cap Fund(c)(d)	1,075,000	9.74
Jeffrey L. Gendell(c)(e)	1,020,862	9.25
Nominees for Directors:
Lee B. Foster II	184,318	1.66
Stan L. Hasselbusch	86,382	*
Peter McIlroy II	—	*
G. Thomas McKane	7,000	*
Diane B. Owen	25,436	*
William H. Rackoff	45,246	*
Suzanne B. Rowland	500	*
Incumbent Directors not Standing for Re-election:
Henry J. Massman IV	60,890	*
John W. Puth	38,346	*

	Number of
	Shares	Percent of
Stock Ownership	Owned(a)	Shares(b)

Certain Executive Officers:
Donald L. Foster	1,572	*
Senior Vice President, Construction Products
David J. Russo	17,063	*
Senior Vice President, Chief Financial Officer and Treasurer
John F. Kasel	2,257	*
Senior Vice President, Operations & Manufacturing
All Directors and Executive Officers as a Group	516,915	4.60

*	Less than one percent of the Company’s outstanding common stock

(a)	This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options (50,000 for Mr. Lee B. Foster II, 39,570 for Mr. Massman, 10,000 for Ms. Owen, 30,000 for Mr. Puth, 30,000 for Mr. Rackoff, 20,000 for Mr. Hasselbusch, 0 for Mr. Donald Foster, 11,000 for Mr. Russo, 0 for Mr. Kasel and 216,570 for the directors and executive officers of the Company as a group). The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (26,718 for Mr. Lee B. Foster II, 25,065 for Mr. Hasselbusch, 751 for Mr. Russo, 945 for Mr. Kasel and 65,035 for the executive officers as a group). Mr. Lee B. Foster II also holds an indirect interest in 5,000 shares held in an investment plan maintained by a separate company.

(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	The address of Keely Asset Management Corp. and Keely Small Cap Fund is 410 South LaSalle Street, Chicago, IL 60608. Jeffrey L. Gendell’s address is 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830.

(d)	Keely Asset Management Corp. and Keely Small Cap Value Fund share beneficial ownership of 1,075,000 shares, which shares are included in the 1,904,040, of which Keely Asset Management Fund has sole dispositive power.

(e)	Mr. Gendell is the managing member of Tontine Management, L.L.C. and certain other entities which own Company stock. Mr. Gendell has the shared power to vote or direct the vote of these shares and the shared power to dispose or direct the disposition of these shares.

ELECTION OF DIRECTORS

A board of seven directors is to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Information concerning the nominees is set forth below.

Nominee

Lee B. Foster II	Mr. Foster, age 61, has been a director of the Company since 1990 and Chairman since 1998. He was the Chief Executive Officer of the Company from May 1990 until January 2002 and since that time has been an executive officer and employee of the Company. Mr. Foster is a director of Wabtec Corporation, a manufacturer of components for locomotives, freight cars and passenger transit vehicles. Wabtec Corporation also provides aftermarket services, including locomotive and freight car maintenance.
Stan L. Hasselbusch	Mr. Hasselbusch, age 60, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000.
Peter McIlroy II	Mr. McIlroy, age 65, was nominated by the Board of Directors on March 6, 2008. Mr. McIlroy has been a director and Chief Executive Officer of Robroy Industries, a manufacturer of electrical products, since 1993.
G. Thomas McKane	Mr. McKane, age 64, was elected as a director in May 2006. Mr. McKane was Chairman of the Board of A.M. Castle & Co. a metal and plastics service center business, from January 2006 to April 2007 and was Chief Executive Officer of A.M. Castle & Co. from May 2000 until February 2007. Mr. McKane is also a director of American Woodmark Corporation, a cabinet manufacturer.
Diane B. Owen	Ms. Owen, age 52, was elected as a director in May 2002. She has been Vice President --Corporate Audit of H.J. Heinz Company, an international food company, since April 2000.
William H. Rackoff	Mr. Rackoff, age 59, has been a director of the Company since 1996. Mr. Rackoff has been President of ASKO, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1991 and became Chief Executive Officer of ASKO, Inc. in 1995.
Suzanne B. Rowland	Ms. Rowland, age 46, was nominated by the Board of Directors on March 6, 2008. Since January 2008, Ms. Rowland has been Managing Director for Energy and Environmental Enterprises, Inc., which provides management consulting services to large industrial customers. From April 2006 until July 2007 Ms. Rowland was Vice President Strategy and New Business Development for J.M. Huber Corporation, a privately owned company with holdings in specialty chemicals, building materials, and natural resources. Ms. Rowland was Vice President and Global Business Director for the adhesives and sealant business unit of Rohm and Haas Company, a special materials technology company, from 2003 to 2006, having begun her employment with Rohm and Haas Company in 1985.

The Board of Directors nominated the foregoing nominees after they were recommended for nomination by the Nomination and Governance Committee of the Board of Directors. The nominees have expressed their willingness to serve as directors, if elected. However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

The Board of Directors recommends that you vote “FOR” each of the foregoing nominees.

DIRECTORS’ COMPENSATION TABLE 2007

The following table sets forth directors’ compensation for 2007, except for Messrs. Hasselbusch and Lee B. Foster II, whose 2007 compensation is set forth in the Summary Compensation Table at page 34. During 2007, no stock options were granted and no non-equity incentive compensation was awarded to the named directors. However, as of December 31, 2007, Mr. Massman held 40,000 stock options, Ms. Owen 20,000, Mr. Puth 30,000 and Mr. Rackoff 30,000.

	Fees Earned
	or Paid	Stock
	in Cash	Awards	Total
Name	($)(i)	($)(ii)	($) (iii)

Henry J. Massman IV	40,500	87,850	128,350
G. Thomas McKane	45,000	87,850	132,850
Diane B. Owen	43,500	87,850	131,350
John W. Puth	46,218	87,850	134,068
William H. Rackoff	46,500	87,850	134,350

(i)	During 2007, the base annual fee of the respective chairmen of the Audit Committee, the Nomination and Governance Committee and the Compensation Committee was $31,500. The base annual fee for other outside directors was $29,000. Outside directors also received $1,000 for each Board meeting attended, $500 for each committee meeting attended and $500 for each telephonic Board or committee meeting in which the director participated. Commencing June 1, 2008, the fees for Lee B. Foster II, Chairman of the Board of Directors, will be a base annual fee of $85,000 and $2,000 fee for each Board meeting attended, together with medical benefits for him and his wife. The base annual fee for the respective chairmen of the Audit Committee, Nomination and Governance Committee and Compensation Committee will be $42,500 and other outside directors, except for Lee B. Foster II, will receive an annual base fee of $40,000. Outside directors, other than Lee B. Foster II, will receive $1,000 for each non-telephonic Board of Directors meeting attended and $500 for each Committee meeting and telephonic Board of Directors meeting attended.

(ii)	On May 23, 2007 (the date of the Company’s 2007 annual shareholders meeting) each outside director was awarded 3,500 shares of the Company’s Common stock. Since the awards were fully vested on the grant date, the aggregate grant date fair value of each stock award to our non-employee directors is reflected in the “Stock Awards” column of the table based on the compensation cost recognized in 2007 for financial statement reporting purposes and computed in accordance with SFAS 123(R). For a discussion of valuation assumptions, see Note 1 of the Company’s 2007 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The directors have modified the stock award program for outside directors so that when a director is elected or reelected, he or she will receive the lower of 3,500 shares or such lesser amount as shall be determined by the Board of Directors. The directors have determined that outside directors, including Lee B. Foster II, will receive 1,750 shares if elected or re-elected at the May 28, 2008 annual shareholders’ meeting.

(iii)	The Company reimburses outside directors for expenses associated with travel to and attendance at Board of Directors’ meetings, including the costs associated with Mr. Massman’s and, usually one or two other director(s)’ use of Massman Construction Co.’s airplane for flying to and from Board of Directors’ meetings. For 2007, the Company reimbursed Massman Construction Co. $41,535 for the cost of using Massman Construction Co.’s airplane for this purpose. This reimbursement and other expenses associated with travel to and attendance at Board of Directors meetings are not included in the table.

CORPORATE GOVERNANCE

The Board and Board Meetings

The Board of Directors consists of seven directors. During 2007, the Board held nine meetings, four of which were telephonic. The Board has determined that all of the directors except Messrs. Foster and Hasselbusch, qualify as “independent” as defined by applicable Nasdaq rules. In making this determination, the Board has concluded that none of these directors has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board determined that Massman Construction Co.’s purchase of construction material from the Company in the ordinary course of business and pursuant to competitive bids did not impair Mr. Massman’s independence.

During 2007, each director attended at least 75% of the total number of meetings (held during the period served) of the Board and all committees on which he or she served.

The directors regularly have attended shareholders’ meetings without a formal policy on attendance and the Company does not believe that a formal policy is required. All of the directors attended the 2007 annual meeting of shareholders.

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-managerial directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Outside Directors. The Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nomination and Governance Committee. Each member of these committees is independent as defined by applicable NASDAQ rules. Each of the committees has a written charter approved by the Board.

Audit Committee

The Audit Committee is composed of Ms. Owen (Chairman) and Messrs. McKane, Puth and Rackoff. The Board has designated Ms. Owen as the Audit Committee’s “financial expert” under applicable SEC rules.

The Audit Committee, which held eight meetings (three of which were telephonic meetings) during 2007, is responsible for overseeing, with the independent auditors and management, the work and findings of the auditors, as well as the effectiveness of the Company’s internal auditing department, the adequacy of the Company’s internal controls and the accounting principles employed in financial reporting. The Audit Committee also is responsible for the appointment and compensation of the independent auditors. The Committee’s charter is posted on the Company’s website, www.lbfoster.com.

The Audit Committee also is responsible for reviewing and, if appropriate, approving transactions with related persons. Under the Company’s written policy, no employee, officer or director is to participate in any transaction (subject to exceptions for stock ownership in a publicly traded company and participation in a transaction solely as an employee, director or shareholder of the Company) with the Company without the Audit Committee’s approval. The Company’s written policy on related person transactions may be found in its Legal & Ethical Conduct Policy at the Company’s website, www.lbfoster.com.

Compensation Committee

The Compensation Committee is composed of Messrs. Rackoff (Chairman), Massman, McKane and Puth.

This Committee, which met on seven occasions (two of which were telephonic meetings) in 2007, is responsible for reviewing and recommending for approval significant employee benefit programs, determining officer compensation, reviewing and recommending for approval certain organizational changes and granting stock options and other awards.

The Compensation Committee makes decisions regarding executive compensation and these decisions are then ratified by the Board of Directors. The Committee’s charter is available at the Company’s website, www.lbfoster.com. The Committee does not delegate its authority to any third party.

The Compensation Committee currently uses a “Comparator Group”, identified in the Compensation Discussion and Analysis at page 20 and survey data as a tool to establish competitive compensation for the Company’s executive officers.

The Company has retained Towers Perrin to provide consulting services on the Company’s compensation practices and appropriate levels of and structures for executive compensation.

The Compensation Committee gives significant weight to the Chief Executive Officer’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when the compensation is being determined. With respect to the Chief Executive Officer’s compensation, the Compensation Committee may solicit the Chairman of the Board’s views, but does not defer to the Chairman’s views. The Chief Executive Officer is not present when his compensation is being determined.

Nomination and Governance Committee

The Nomination and Governance Committee is composed of Mr. McKane (Chairman), Ms. Owen and Messrs. Massman and Rackoff.

This Committee, which met on four occasions in 2007, is responsible for overseeing corporate governance, proposing director nominees to the full Board, recommending which directors should serve on various Board committees and recommending who should serve as Chairman of the Board and Chairman of each of the Board’s committees. This Committee also recommends to the full Board appropriate compensation for non-employee directors.

The Nomination and Governance Committee endeavors to create a Board of Directors consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board of Directors to provide meaningful counsel to and oversight of management. The Nomination and Governance Committee seeks to recommend, to the full Board, nominees who will create and maintain a Board of Directors that satisfies applicable legal and regulatory requirements. The Committee’s Charter is available on the Company’s website, www.lbfoster.com.

In selecting nominees for election to the Board of Directors, the Nomination and Governance Committee will consider submissions from shareholders. A shareholder wishing to recommend a nominee may notify our Secretary or any member of the Nomination and Governance Committee in writing and provide whatever supporting material the shareholder considers appropriate. Submissions should be sent to our principal executive offices, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Secretary.

The Nomination and Governance Committee determines appropriate levels of compensation for our outside directors following essentially the same process as the Compensation Committee follows to determine compensation for our executive officers. The Nomination and Governance Committee used survey information as a tool to determine appropriate levels of director compensation.

The Nomination and Governance Committee’s members also may confer with other directors to obtain information on competitive compensation practices. The Committee uses such information, together with other Companies’ compensation practices, to exercise its subjective judgment in determining appropriate levels of compensation. The Committee then makes recommendations to the Board for ratification by the full Board. The Committee does not delegate its responsibilities to any third party.

Code of Conduct and Ethics

We adopted a written code of conduct and ethics that applies to all the Company’s directors, officers and employees, including its chief executive officer, chief financial officer and chief accounting officer. We have posted a current copy of the code, titled “Legal and Ethical Conduct Policy”, on our website www.lbfoster.com.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them is a present or past employee or officer of the Company or any of its subsidiaries. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of the SEC’s Regulation S-K. The Company’s executive officers have not served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.

Related Party Transactions

The Board of Directors of the Dakota Minnesota and Eastern Railroad Company (“DM&E”) entered into change of control agreements with each of its outside directors, including Mr. Lee B. Foster II. These agreements were approved by the DM&E’s shareholders, including the Company. Under these change of control agreements, each of the DM&E outside directors received $400,000 from the DM&E when the DM&E merged in October 2007, including Mr. Foster. In addition, each of these directors, including Mr. Foster, may receive additional “contingent” payments of up to $1,060,000 from the DM&E based on

(i) construction commencing on the Powder River Basin Expansion Project (“PRB”); and (ii) certain PRB coal tonnage thresholds being surpassed. Mr. Foster advised the Audit Committee of these transactions and the Audit Committee approved the transactions. For its DM&E investments, the Company received approximately $149 million. The Company also could receive up to approximately $130 million in contingent payments. There are no assurances that any of the contingent payments will be earned.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file with the Securities and Exchange Commission reports of their transactions in and holdings of our common stock and to provide copies of such reports to the Company. Based on its review of such copies, the Company believes that its directors and executive officers complied with these filing requirements except: Mr. Rackoff filed a Form 4 on November 26, 2007 with respect to a November 21, 2007 sale of 4,000 shares of Company common stock and he filed a Form 4 on August 28, 2007 with respect to an August 14, 2007 gift of 2,750 shares of Company common stock.

APPROVAL OF
THE 2006 OMNIBUS INCENTIVE PLAN, AS AMENDED AND RESTATED MARCH 6, 2008

At the 2006 annual meeting the shareholders approved the 2006 Omnibus Incentive Plan which authorized the issuance of up to 500,000 shares of Company common stock pursuant to stock options and awards of common stock to directors and key personnel selected by the Compensation Committee of the Board of Directors. On March 6, 2008, the Board of Directors amended the Plan in a number of respects, in each case subject to shareholder approval at the annual meeting; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code will be payable prior to approval of the Plan’s material terms by the Company’s shareholders. The most significant change was the addition of new Article VI which authorizes the Committee to award performance grants to key personnel and directors selected by the Committee in its discretion. Benefits under such grants will be based upon the achievement of pre-established performance goals over a performance period of one or more years. There is no increase in the total number of shares of common stock that may be issued under the Plan.

The 2006 Omnibus Incentive Plan, as Amended and Restated on March 6, 2008 (“Plan” or “Omnibus Plan”), is attached to this proxy statement as Exhibit A. The material features of the Plan are described below, subject in their entirety by reference to the full text of the Plan. The actual number of people who will receive awards under the Plan cannot be determined in advance because the Committee retains the discretion to select the participants; however, to date 53,398 shares of common stock (vested and non-vested) have been awarded to sixteen employees and directors, and performance grants for 23,273 shares of common stock, at target, have been awarded to eleven employees.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). Within the parameters set forth in the Plan, the Committee has the authority to determine those key employees and directors who will receive an award and the terms and conditions of each award. The Committee may also prescribe regulations for the operation of the Plan and interpret the Plan and the agreements issued under the Plan. In addition to discretionary awards made by the Committee, non-employee directors automatically are awarded 3,500 shares of common stock after each annual shareholders’ meeting, or such lesser number of shares as may be determined by the Committee. Each non-employee director elected at the May 28, 2008 annual shareholders’ meeting will be awarded 1,750 shares. These automatic awards are described below in “Restricted Stock Awards.”

Types of Awards

The Plan authorizes the following types of award, each of which may be granted alone or in any combination thereof: (i) stock options, (ii) restricted stock, and (iii) performance grants.

Participation in the Plan

The Committee shall have exclusive power to select the persons who may participate in this Plan and may grant awards under the Plan to employees or other individuals who perform services for the Company or any subsidiary of the Company, including subsidiaries which become such after adoption of the Plan, including, without limitation, directors who are not employees and consultants and independent contractors who perform services for the Company or any such subsidiary.

Maximum Number of Shares that May be Issued/Award Limitations

Subject to adjustment, the maximum aggregate number of shares available for issuance under awards granted under the Plan is 500,000. Pursuant to the terms of the Plan and subject to adjustments provided for in the Plan, no eligible person may receive in any one fiscal year: (i) stock options for more than 75,000 shares of common stock; (ii) performance grants (denominated in common shares) for more than 75,000 shares of common stock; and (iii) performance grants (denominated in cash) for more than $1,500,000. If any shares of common stock covered by an award terminate, lapse, are forfeited or cancelled, or such award is otherwise settled without the delivery of the full number of shares of common stock underlying the award, including shares of common stock withheld to satisfy tax withholding obligations, then such shares to the extent of any such forfeiture, termination, lapse, cancellation, payment, etc., shall again be, or shall become, available for issuance under the Plan.

Stock Options and Restricted Stock Awards

Stock options and restricted stock awards may be granted to eligible persons in the discretion of the Committee. Stock options and stock awards granted to non-employee directors are hereinafter respectively referred to as “Director Options” or “Director Awards.” The terms and provisions of stock options and restricted stock awards need not be uniform.

Stock options awarded under the Plan are not intended to be “qualified” under Section 422 of the Internal Revenue Code (“Code”). The Committee determines the number of shares which are to be subject to each stock option and establishes the exercise price at the time each stock option is granted. The Plan provides that the option exercise price for each share of common stock covered by a stock option will not be less than the fair market value of a share of common stock on the date the option is granted and that the term of the option may not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date. The exercise price is payable in cash or other medium acceptable to the Company. Except as otherwise provided in the option agreement, options (other than Director Options) terminate 30 days after the termination of the participant’s employment with the Company for any reason other than death, disability or retirement with the consent of the Company. Director Options are immediately exercisable and may be exercised for a period of 10 years from the date of grant. Except as otherwise provided in the option agreement, other discretionary options may be exercised in cumulative annual installments, each for one-fourth of the total number of shares optioned, commencing one year from the date of grant. Repricing of a stock option is not be permitted under the terms of the Plan.

Each non-employee director is automatically granted a Director Award of 3,500 shares of fully vested common stock, or such lesser number as may be determined by the Committee. The Committee has reduced to 1,750 the amount of stock that will be issued to outside directors at the May 28, 2008 annual shareholders’ meeting. Restricted Stock awards may also be granted to eligible persons in the discretion of the Committee. Such restricted stock awards become vested pursuant to the terms of the applicable restricted stock award agreement as specified by the Committee.

Performance Grants

The Committee in its sole discretion may award performance grants to eligible persons under Article VI of the Plan. Such grants may consist of a right that is (i) denominated in cash, stock or any other form of award issuable under Article VI (or any combination thereof), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance period as the Committee shall establish and (iii) payable at such time and in such form as the Committee shall determine. The Committee shall have the sole and complete authority to determine the value of any performance grant to be awarded, the performance period, and the performance criteria to be satisfied within the award period.

Grants intended to be performance-based compensation under Section 162(m) of the Code shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, as determined by the Committee and subject to such modifications as are specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; stock price; return on equity; total or relative increases to shareholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives.

To the extent consistent with Code Section 162(m), the Committee may determine that certain adjustments to the performance goals shall apply to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items. Performance measures may be applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over one year or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years’ results or to a designated comparison group, in each case as specified by the Committee. Performance grants may be paid in a lump sum or in installments following the close of each performance period or, in accordance with procedures established by the Committee, on a deferred basis. All deferrals will be made in accordance with the terms and procedures of the deferred compensation plan under which any such amounts are deferred. Unless otherwise provided in the award agreement, participants who have terminated their employment with the Company prior to the actual payment of the award will forfeit all rights to payment under the award.

The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. The Committee will also have sole discretion to reduce the amount of any award to a participant if it determines that such reduction is necessary or appropriate based upon certain factors and conditions set forth in the Plan. The Committee, however, may not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

Amendments and Termination

The Board may at any time amend the Plan or amend any outstanding award agreement for the purpose of satisfying any legal requirement or for any other permissible purpose; provided that an amendment shall not be deemed permissible if it would result in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, being inapplicable to any award. The Board may terminate the Plan at any time, but no such termination shall adversely affect the rights of any participant under any award previously granted in which the participant has a vested interest. Notwithstanding, the Committee may, at any time, modify, amend or terminate any or all of the provisions of the Plan to conform with Section 409A, Section 162(m) or any other provision of the Code or other applicable law, the regulations promulgated thereunder or an exception thereto.

Changes in Stock

In the event of a stock dividend, recapitalization or merger in which the Company is the surviving corporation or other similar capital change, the number and shares of stock then outstanding or to be awarded thereunder, the maximum number of shares of stock or securities which may be issued upon the exercise of options granted under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Board; provided that with respect to any award subject to Code Section 162(m) or 409A, any such adjustment is authorized only to the extent that it would not cause the award to fail to comply with such Code sections. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board, all outstanding stock options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (i) make all outstanding stock options immediately exercisable or (ii) arrange to have the surviving corporation grant to the participants, replacement stock options on terms that the Board shall determine to be fair and reasonable.

New Plan Benefits

It is not possible to determine at this time the benefits that will be payable to participants under the Plan for this year or any future years. However, information concerning performance grants and other awards made under the Plan since January 1, 2008 is set forth at pp. 28-30 of this proxy statement. The performance grants are subject to shareholder approval of the Plan at the annual meeting.

Transferability

No award or any right thereto will be assignable or transferable by a participant except by will or by the laws of descent and distribution; provided, however, the Committee, in its discretion, may permit the transfer of any award to a permitted transferee (within the meaning of the Plan), subject to the terms and conditions of the award.

Plan Termination

The Plan will terminate upon the earlier of the following dates or events to occur: (i) upon the adoption of a resolution of the Board terminating the Plan; or (ii) May 31, 2016.

Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences applicable to Plan participants and the Company, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Stock Options

Stock options granted under the Plan are “non-qualified.” The Company is not entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price is taxable as compensation income to the optionee and is subject to applicable withholding taxes. The Company is generally entitled to a tax deduction at that time in the amount of that compensation income. The optionee’s tax basis for the common stock received pursuant to the exercise of a non-qualified stock option is equal to the sum of the compensation income recognized and the exercise price. The recipient, after exercising the option, will realize long-term capital gain or ordinary income upon the sale of the stock, depending upon the length of time he or she retained ownership.

Restricted Stock

A grantee will not recognize any income upon the grant of restricted stock if that stock is subject to a substantial risk of forfeiture on the date of grant, unless the holder elects under Section 83(b) of the Code, within 30 days of the grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the Section 83(b) election is made, the holder will not be allowed a deduction in the event that the shares are subsequently forfeited. If the election is not made, the holder will generally recognize ordinary income on the date that the restricted stock is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares on that date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e. a Section 83(b) election was previously made) or the restrictions have lapsed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount of that sale or other disposition and the holder’s basis in those shares.

Performance Grants

A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance grant, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance grant is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, the Company will generally be entitled to a tax deduction in the same amount.

Section 162(m)

With certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our Chief Executive Officer and three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If our stockholders approve our the Plan, we believe that stock options and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the plan will satisfy the requirements of qualified performance-based compensation and therefore the Company will be entitled to a deduction with respect to such awards.

Section 409A

Participation in and compensation paid under the Plan may result in the deferral of compensation that is subject to the requirements of Code Section 409A. Failure to meet certain requirements under that section could result in the compensation being subject to immediate taxation and tax penalties.

Awards of stock options and performance units under the Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant.

Vote Required

Approval of the 2006 Omnibus Incentive Plan, as Amended and Restated will require the affirmative vote of the holders of a majority of the shares of common stock voting on this proposal, excluding abstentions and broker non-votes.

The Board of Directors recommends that you vote “FOR” approval of the Omnibus Plan.

APPROVAL OF
THE EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

On March 6, 2008, our Board of Directors adopted the Executive Annual Incentive Compensation Plan, subject to shareholder approval at the annual meeting. The Plan is attached to this proxy statement as Exhibit B. The purpose of the Plan is to advance the interests of the Company and its shareholders by providing incentives to officers and certain other key employees. The material features of the Plan are described below, subject in their entirety by reference to the full text of the Plan. The actual number of people who will receive awards under the Plan cannot be determined in advance because the Committee retains the discretion to select the participants; however, to date eleven employees are participants in the Plan, subject to shareholder approval of the Plan.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors. Within the parameters set forth in the Plan, the Committee has the authority to determine those officers and key employees who receive awards and the terms and conditions of each award and to determine whether the performance goals applicable to any performance measures for any awards have been achieved. The Committee may also prescribe regulations for the operation of the Plan and interpret the Plan and the agreements issued under the Plan. The Committee will also, subject to the provisions of the Plan, have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to Section 162(m) of the Code.

Participation in the Plan

Officers and key employees of the Company (and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan) as determined by the Committee, will be eligible to participate in the Plan. No employee will have the right to participate in the Plan, and participation in the plan in any one performance period does not entitle an individual to participate in future performance periods.

Incentive Compensation Awards

The Committee may from time to time make awards pursuant to which the participant will earn cash compensation. The amount of a participant’s award may be based on a percentage of his or her salary or such other method as may be established by the Committee. Each award specifies, among other things, the terms and conditions of the award, the performance period and the performance goals to be achieved.

The maximum amount that may be awarded and paid under the Plan to a participant for any calendar year shall not exceed $1,500,000.

With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award will be conditioned upon the achievement of one or more performance goals with respect to the performance measure established by the Committee. In addition to establishing minimum performance goals below which no compensation shall be payable, the Committee may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

The performance measures may include one or more of the following, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; return on invested capital; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; stock price; return on equity; total stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation, and amortization; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) of the Code, the Committee may determine that certain adjustments shall apply to the performance measure to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items.

The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. The Committee will also have sole discretion to reduce the amount of any award to a participant if it determines that such reduction is necessary or appropriate based upon certain factors and conditions set forth in the Plan. The Committee, however, may not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

Payment of Incentive Compensation Awards

No award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code will be payable prior to approval of the Plan’s material terms by the Company’s shareholders. Participants who have terminated employment with the Company prior to the payment of an awards for any reason, will forfeit any and all rights to payment under any awards then outstanding and will not be entitled to any cash payment for such period, unless the Committee determines that the award is not forfeited, in which case the award will be prorated to reflect the period of service during the performance period prior to such participant’s employment termination. and shall be paid subject to certification that the applicable performance goals and other material terms have been satisfied.

The payment of awards granted pursuant to the Plan may, under certain circumstances, be deferred until a later date.

Amendments and Termination

The Company may at any time amend or terminate the Plan; provided, however, that no such amendment or termination will, without the consent of the participant, materially adversely affect the rights of any participant to any payment that has been determined by the Committee to be due and owing. Notwithstanding, the Committee may, at any time, modify, amend or terminate any or all of the provisions of the Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto.

New Plan Benefits

It is not possible to determine at this time the benefits that will be payable to participants under the Plan for this year or any future year. However, information concerning the participation in the Plan since January 1, 2008 is set forth at pp. 24-26.

Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences applicable to Plan participants and the Company, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Incentive Compensation Awards

A participant generally will not recognize income upon the grant of an award. Upon payment of the award, the participant will recognize ordinary income in an amount equal to the cash received. When the participant recognizes ordinary income upon payment of an award, the Company will generally be entitled to a tax deduction in the same amount.

Section 162(m)

Under Section 162(m) of the Code, the annual compensation paid to the Company’s chief executive officer and its other three most highly compensated executive officers will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation paid in excess of $1 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the Plan, setting limits on the number of awards that any individual may receive and establishing performance criteria that must be met before the award actually will vest or be paid. The Committee has the authority to determine the extent to which awards will be structured to conform to the requirements applicable to performance-based compensation and to take such action as it determines to be necessary to conform to those requirements.

Section 409A

Participation in and compensation paid under the Plan may result in the deferral of compensation that is subject to the requirements of Code Section 409A. Failure to meet certain requirements under that section could result in the compensation being subject to immediate taxation and tax penalties. To the extent any benefits paid under the Plan are subject to the provisions of Section 409A of the Code, it is intended that the award will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant.

Transferability

No bonus or any right thereto will be assignable or transferable by a participant except by will or by the laws of descent and distribution.

Duration of the Plan

The Plan is intended to continue in force from year to year, and will remain in effect until all bonuses made under the Plan have been paid or forfeited and all performance periods related to awards made under the Plan have expired.

Vote Required

Approval of the Executive Annual Incentive Compensation Plan will require the affirmative vote of the holders of a majority of the shares of common stock voting on this proposal, excluding abstentions and broker non-votes.

The Board of Directors recommends that you vote “FOR” approval of the Executive Annual Incentive Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company’s compensation objectives for executive officers are to retain and attract talented and qualified executives in a competitive market place. The Board of Directors’ Compensation Committee (the “Committee”) recommends executive officer compensation, and its recommendations are then approved by the Board of Directors. Unless otherwise indicated, all Committee actions or determinations have been approved by the Board.

The Compensation Committee’s compensation philosophy supports the Company’s overall management philosophy of hiring and retaining talented and productive people, rewarding initiative, empowering employees to make timely decisions that favorably affect results, and rewarding positive results.

The Committee aligns executive officer compensation with the Company’s performance and the creation of long-term stockholder value. Accordingly, a significant portion of executive officer compensation is variable and earned under incentive plans that are based on the Company’s performance and the value delivered to the Company’s stockholders.

When making decisions on its recommendations for executive compensation, the Committee takes into account the executive’s entire compensation package. The Committee, however, has not established any policy on the allocation of an executive’s total compensation package between current year and long-term compensation or between cash and equity. Instead, the Committee structures the elements of its executives’ compensation into a competitive package that aligns total compensation with corporate performance and enables the Company to retain and attract the best available executives.

In 2007, the Committee retained Towers Perrin to assist the Committee in the evaluation of the Company’s executive compensation practices. This review resulted in the Committee recommending various changes. While Towers Perrin’s work was not completed until early in 2008, much of Towers Perrin’s guidance is reflected in this analysis, specifically regarding compensation structure.

The compensation package for executive officers has three primary components: a base salary, an annual incentive award, and long-term incentive awards. Base salaries are set with reference to the 50th percentile of data for positions of similar responsibility. Annual incentive compensation is based on goals established annually by the Board after considering the Company’s prior year performance, planned subsequent year performance and anticipated market conditions for the upcoming year. The Committee has determined to alter the Company’s annual incentive program in 2008 primarily by including return on invested capital as an additional annual performance measure.

Towers Perrin’s research and analysis revealed that the long-term incentive portion of the executives’ compensation packages had not been competitive. As a result, in March 2008 the Committee decided to increase long-term incentive opportunities through the regular issuance of common stock, both time and performance based, for long-term incentive awards. Under the Company’s previous long-term incentive plan (the “2005 – 2007 Three Year Plan” described at pp. 27-28), the Company paid long-term awards primarily in cash but with some equity component.

Comparator Group

To assist in its compensation decisions, and to determine median overall compensation and median compensation for pay components, the Committee used data drawn from: (i) market compensation surveys from Towers Perrin, Mercer, Watson Wyatt; and (ii) the CompAnalyst by Salary.com survey provided by our internal human resources department; and (iii) the compensation practices of the “Comparator Group” described below.

Due to the Company’s product mix and distinct manufacturing and distribution functions, the Committee does not believe the Company has true “peers” among publicly traded organizations. Accordingly, Towers Perrin recommended using certain publicly traded companies that were, in some respect, comparable to the Company (the “Comparator Group”). These companies were selected based on the following criteria: (i) revenues ranging from $250 million to $1.2 billion; (ii) industrial companies, many with a distribution segment; (iii) assets of less than $1.0 billion and annual asset turnover (revenue/total assets) of greater than 1.0.

The Committee approved the following Comparator Group: A.M. Castle & Co., Circor International, Inc., Empire Resources, Inc., NN Inc., Olympic Steel, Inc., Koppers Holdings, Inc., Wabtec Corp, Greenbrier Companies, Inc., American Railcar Industries, Inc., Industrial Distribution Group, Inc., Lawson Products, Inc., Haynes International Inc., Skyline Corp., Northwest Pipe Company, Insteel Industries, Houston Wire & Cable Co., RBC Bearings, Inc., DXP Enterprises, Inc. Synalloy Corp., and Portec Rail Products, Inc.

The Comparator Group, while providing useful data, serves only as a point of reference for the Committee’s compensation decisions.

Compensation Decision Recommendations

After considering the pay practices of other organizations (both within the Comparator Group and derived from surveys), the Committee exercises its informed, yet subjective, judgment in making decisions on executive compensation components, including the amount of compensation, the allocation of compensation among components of pay and current and long-term compensation. The Committee also takes into account prior equity and non-equity compensation when determining executives’ compensation.

Specific Components of Named Executive Officer Compensation

While the preceding “Overview” described the Company’s overall approach to executive compensation, the remainder of this discussion will focus on how these general policies specifically affected the named executive officers (“NEOs”) listed in the Summary Compensation Table at page 34.

For the Company’s fiscal year ended December 31, 2007, the Company’s named executive officers (“NEOs”) were Stan L. Hasselbusch, Lee B. Foster II, Donald L. Foster, David J. Russo and John F. Kasel. Mr. Lee B. Foster II will, except as described under “Special Bonus” at page 30, only incidentally be included in this discussion since (i) Lee B. Foster II’s base annual salary of $165,000 has not been increased since 2002; (ii) Lee B. Foster II has not and is not anticipated to be a participant in the Company’s short or long-term incentive plans; and (iii) Lee B. Foster II, although he plans to continue to serve as a director of the Company, plans to retire as a Company employee on May 27, 2008.

Salary

Previously, the NEO’s, excluding Lee B. Foster II, were eligible for salary reviews at 12 month intervals based on the anniversary of their respective hiring dates. The Company has since changed this practice and starting in March 2008, all salaried employees will receive annual reviews in March of each year. The Company believes that a single review date will promote more accurate assessments of its employees’ relative performances.

Using data from the Comparator Group and compensation surveys as guidelines, the Committee determines competitive salaries for the NEOs. As part of its determinations, the Committee gives significant weight to the Chief Executive Officer’s performance assessments and salary adjustment recommendations for NEOs, other than the Chief Executive Officer.

The Compensation Committee adjusts the Chief Executive Officer’s salary based upon its interpretation of the above mentioned guidelines and its assessment of the CEO’s performance (taking into account the health of the Company’s various markets). The Committee may also solicit recommendations and insights regarding Mr. Hasselbusch’s performance from the Chairman of the Board, Lee B. Foster II. The Compensation Committee determined that Mr. Hasselbusch’s performance in 2007 had been outstanding. The Committee recognized that Mr. Hasselbusch had led the Company to significant growth in revenues and pre-tax profit, while skillfully overseeing the continued implementation of improvement processes (such as LEAN manufacturing and the Balanced Scorecard). The Committee recommended (and the Board of Directors approved) increasing Mr. Hasselbusch’s salary from $430,000 to $460,000, effective July 1, 2007.

Annual Incentive Plan

In March 2007, the Compensation Committee approved an annual bonus plan, known as the 2007 Management Incentive Plan (the “2007 MIP”). The 2007 MIP largely was based on actual 2007 performance compared to “Planned Incentive Income”. For 2007, Corporate’s “Planned Incentive Income”1 was $22,485,000. The Company attained actual 2007 Incentive Income of $39,970,000.

[1]	“Planned Incentive Income” was the Company’s and/or operating units’ planned annual 2007 pre-tax income, as approved by the Board of Directors, but excluding benefits payable under the 2007 Plan and dividend and interest income with respect to the Company’s Dakota Minnesota & Eastern Railroad Preferred Stock exceeding $990,000. “Incentive Income” had the same definition as “Planned Incentive Income”, except that “Incentive Income” is based on actual 2007 pre-tax income and excluded any portion of gains or losses from transactions not in the ordinary course of business which the Committee determines to exclude; the Committee excluded from “Incentive Income” gains from the sale of the Company’s interest in the Dakota, Minnesota & Eastern Railroad Company, together with dividend and interest income in excess of $990,000 from the Company’s former ownership of DM&E preferred stock.

($-in thousands)
Income from Continuing Operations before income taxes	168,511
Less: Gain on sale of investment in the DM&E	(122,885)
Less: Incremental dividend income triggered by the sale of the DM&E	(8,472)
Plus: 2007 Plan expenses	2,816

Incentive Income	39,970

The Company does not disclose any operating unit’s “Planned Incentive Income” because the disclosure of an operating unit’s Incentive Income could create competitive harm if competitors reacted to an operating unit’s past or anticipated performance.

NEOs (other than Lee B. Foster II) were assigned initial “target percentages” of salary ranging from 35% to 45%, as set forth in the following table:

Management Grade Level	Target Percentage

Stan L. Hasselbusch, President and Chief Executive Officer	45%
David J. Russo, Sr. V.P., CFO and Treasurer	35%
John F. Kasel, Sr. V.P., Operations & Manufacturing	35%
Donald L. Foster, Sr. V.P., Construction Products	35%

An NEO’s “Target Percentage” was then multiplied by the participant’s 2007 salary to determine the NEO’s “Target Award”.

“Target Awards” for NEOs were allocated between “Corporate” and/or applicable operating units and/or departmental/individual goals as set forth in the following table:

		Operating
	Corporate	Unit	Goals

Stan L. Hasselbusch, President and Chief Executive Officer	100%
David J. Russo, Sr. V.P., CFO and Treasurer	80%		20%
John F. Kasel, Sr. V.P., Operations & Manufacturing	80%		20%
Donald L. Foster, Sr. V.P., Construction Products	20%	60%	20%

A participant’s actual “Incentive Award” was calculated by multiplying the “Target Award” by the percentage of Planned Incentive Income achieved (the “Performance Percentage”) based upon, with respect to Corporate, Corporate “Incentive Income” and, with respect to the applicable operating unit, the operating unit’s “Incentive Income”. Mr. Hasselbusch determined the extent to which other NEOs (excluding Lee B. Foster II) attained individual or departmental goals, which determinations were approved by the Committee. For example, Mr. Russo’s goals included reducing both “days sales outstanding” and risk management expenses. Mr. Hasselbusch determined that Mr. Russo had achieved all of his goals and the Committee affirmed Mr. Hasselbusch’s determination.

The table below explains how individual Incentive Awards were calculated based on actual 2007 Corporate and/or Operating Unit Incentive Income:

Incentive Income as
Percentage of
Planned Incentive	Incentive Award, as Percentage
Income	of Target Award
Outstanding	Corporate	Operating Unit

160% and over	200%	200%
155%	190%	190%
150%	180%	180%
145%	170%	170%
140%	160%	160%
135%	150%	150%
130%	140%	140%
125%	130%	130%
Exceeding
120%	120%	120%
115%	115%	115%
110%	110%	110%
105%	105%	105%
Target
100%	100%	100%
Threshold
90%	80%	80%
80%	60%	60%
70%	40%	-0-

As with all incentive compensation tables in this Compensation, Discussion and Analysis, interpolation between points was or will be made on a straight line basis.

When the 2007 MIP was adopted, the Committee anticipated that, upon achievement of the 2007 business plan financial goals, Corporate and each operating unit would achieve at least “target levels” of Planned Incentive Income and that, after surpassing target, it would be progressively more difficult for either Corporate or any operating unit to attain levels of Incentive Income above target levels. It was expected to be unlikely, although possible, that an NEO would receive maximum awards. Due, however, to the Company’s outstanding and substantially stronger than anticipated performance in 2007, the awards, as disclosed in the Summary Compensation Table, approached or equaled maximum awards.

By way of example, the Company’s 2007 Incentive Income was at $39,970,000, which exceeded 160% of its $22,485,000 Planned Incentive Income. Since Mr. Hasselbusch’s Target Award was 100% allocated to “Corporate”, Mr. Hasselbusch’s “Target Award” of $200,250 (Mr. Hasselbusch’s $445,000

base salary X Mr. Hasselbusch’s 45% “Target Percentage”) was multiplied by 200%. Accordingly, Mr. Hasselbusch received an Incentive Award of $400,500 (Target Award X 200%).

2008 Annual Incentive Program

Starting in 2008, the Committee has changed its annual incentive compensation program.

In March 2008, the Committee recommended and the Board approved, subject to shareholder approval, the L.B. Foster Executive Annual Incentive Compensation Plan (“Annual Plan”). Pursuant to the Annual Plan (discussed further at pp. 15-18), the Committee has approved 2008 Performance Measures and Goals (“2008 Goals”) under which annual incentive awards for 2008 will be based upon the extent to which Corporate and/or individual operating units approach or surpass “Planned Pre-Tax Income”2 and, for Corporate only, “Planned ROIC”3. The Committee has determined that ROIC should be included as a

2 “Pre-Tax Income” shall mean the pre-tax income for the Corporation or, as applicable, for an Operating Unit determined in accordance with generally accepted accounting principles, but excluding: (i) the “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the Dakota Minnesota and Eastern Railroad Corporation (“DM&E”) arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the sale or purchase price for an individual asset exceeds $50,000; (iii) all expenses, costs, profits, losses or gains attributable to (a) the sale; other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or 50% of the assets of a Component in the Fiscal Year, or (b) the acquisition of a business in 2008 for a purchase price of more than $1M; (iv) with respect to Operating Units only, the costs of the Plan; (v) interest, investment gains or losses arising from cash or marketable securities of $105M; and (vi) interest expense related to use of funds in excess of $105M, during the Fiscal Year in connection with the purchase of a business or businesses for more than an aggregate purchase price(s) of $105M; provided, however, that the loss of investment income due to the use of funds in excess of $105M shall be added back to calculate pre-tax income with such funds being deemed to have earned interest at the effective average interest rate attained by the Corporation for the Fiscal Year from the date such funds are so utilized. Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a Component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Component’s or Operating Unit’s, as applicable, Planned Pre-tax Income shall be eliminated from all calculations, together with the Component’s or Operating Unit’s, as applicable, profits, losses and Pre-tax Income for the Fiscal Year.
3 “ROIC” means, with respect to the Fiscal Year, after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate) and excluding: (i) all “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the sale or purchase price for an individual asset exceeds $50,000; and (iii) all expenses, costs, losses, and gains attributable to (a) the sale, excluding sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or, more than 50% of the assets of a Component, or (b) the acquisition of a business for a purchase price exceeding $1,000,000, divided by an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

performance metric since the achievement of ROIC goals, in the Committee’s judgment, is aligned with the long-term interests of shareholders.

Corporate’s Planned Pre-Tax Income4( was set at $30,664,000 under the 2008 Goals and Planned ROIC was set at 15%. The 2008 Goals provide that the cost of the plan shall be included in the calculation of both Corporate Pre-tax Income and Corporate ROIC. For the reasons set forth at page 22, the Company does not disclose performance targets for its operating units.

Corporate and each Operating Unit are expected to achieve target levels of income and ROIC under the 2008 Goals. It will be increasingly more difficult to attain levels of Pre-tax Income and/or ROIC above target(s). Therefore, it is anticipated to be unlikely, although possible, for an NEO to receive a maximum award.

For the 2008 annual incentive program each NEO (other than Lee B. Foster II) was assigned the following Target Percentages:

Target Percentage

Stan L. Hasselbusch, President and Chief Executive Officer	65%
David J. Russo, Sr. V.P., CFO and Treasurer	45%
John F. Kasel, Sr. V.P., Operations and Manufacturing	40%
Donald L. Foster, Sr. V.P., Construction Products	40%

A Participant’s base salary is multiplied by this Target Percentage to obtain a “Target Award”. These Target Awards are then allocated as follows:

			Sr. V.P. and CFO;
			Sr. V.P.,	Sr. V.P.,
		Chief Executive	Operations &	Construction
	Metric	Officer	Manufacturing	Products

Financial Performance Awards	Corporate ROIC	25%	25%
	Pre-Tax Income — Corporate	75%	55%	20%
	Operating Unit Pre — Tax Income			60%
Individual Performance Awards	Personal Objectives		20%	20%

Financial Performance Awards are designed to comply with IRS Section 162(m), while Individual Performance Awards may not satisfy IRS Section 162(m) requirements.

4 “Planned Pre-tax Income” does not constitute a prediction or forecast as to the Company’s future performance. Various factors could cause the Company’s actual results to differ materially from these indicated by forward-looking statements and other communications. Readers are encouraged to review the risk factors in the Forward-Looking Statement section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and any other risk factors noted in the Company’s subsequent filings with the Securities and Exchange Commission.

The Financial Performance Awards (but not Individual Performance Awards) will be adjusted upward or downward based on the actual attainment of planned Pre-Tax Income and ROIC as set forth below:

Incentive Income Multiplier (Corporate/Operating Unit)

% of Planned Pre-Tax Income	Corporate or Operating Unit
Achieved	Multiplier

140% and Over	200.0%
135%	187.5%
130%	175.0%
125%	162.5%
120%	150.0%
115%	137.5%
110%	125.0%
105%	112.5%
100% (target)	100.0%
90%	73.0%
80%	47.0%
70%	20.0%
Less than 70%	0.0%

ROIC Multiplier

ROIC Achieved	Corporate Multiplier

21.00% and Over	200.00%
20.25%	187.50%
19.50%	175.00%
18.75%	162.50%
18.00%	150.00%
17.25%	137.50%
16.50%	125.00%
15.75%	112.50%
15.00% (target)	100.00%
13.65%	73.00%
12.35%	47.00%
11.00%	20.00%
Less than 11.00%	0.00%

Corporate and each Operating Unit are expected to achieve target levels of pre-tax income and Corporate is expected to achieve target ROIC. It will be increasingly difficult for Corporate, or any operating unit, to attain levels above target(s). It is anticipated to be unlikely, although possible, for an NEO to receive a maximum award.

2005-2007 Three Year Incentive Plan

On May 25, 2005, the Company’s Board of Directors, upon the prior recommendation of its Compensation Committee (the “Committee”), approved the “L.B. Foster Company 2005 Three Year Incentive Plan” (the “Three Year Plan”). This Plan was designed to motivate selected executive officers to improve the Company’s performance over the three year period, 2005 – 2007, inclusive, (the “Three Year Period”). No other long-term incentive grants were made to the NEOs in 2006 or in 2007.

The amount payable under the Three Year Plan was based on a “Performance Percentage”. The “Performance Percentage” was the Company’s “Three Year Incentive Income”5 minus $13,168,000 (with the difference representing the improvement in the Company’s pre-tax income for the Three Year Period over what the Committee considered to be a reasonable three year baseline performance) divided by $10,341,000 (representing what the Committee considered to be an acceptable cumulative improvement during the Three Year Period).

Based upon the “Performance Percentage” attained, the total amount payable was based on the applicable “Payout Percentage” in the table below multiplied by $1,825,000:

Performance	Payout Percentage
Percentage	(as % of $1,825,000)

Less than 70%	-0-
70%	10.0%
80%	30.0%
90%	62.5%
100%	100.0%
110%	112.5%
120%	130.0%
130%	150.0%
150%	200.0%

[5]	“Three Year Incentive Income” is the Company’s aggregate pre-tax income for the Three Year Period, excluding income with respect to the Company’s investments in the Dakota, Minnesota & Eastern Railroad, but including a $2,500,000 gain from the February 2006 sale of the Company’s Geotech division.

($ - in thousands)

Income from Continuing Operations before income taxes from 2005 through 2007	191,327
Less: 2007 Gain on sale of investment in the DM&E	(122,885)
Less: 2007 Incremental dividend income triggered by the sale of the DM&E	(8,472)
Less: Recurring dividend income related to DM&E from 2005 through 2007	(2,722)
Plus: Partial gain from the sale of Company’s Geotechnical Division in 2006	2,500

Three Year Incentive Income	59,748

Individual awards were then calculated by multiplying the total amount available for awards by a fraction, the numerator of which is the points assigned to the participant and the denominator of which is the sum of all points assigned to all participants in the Plan. The participants included the President and Chief Executive Officer, four Senior Vice Presidents, four Vice Presidents and the Controller. Points have been assigned to NEOs as follows:

President/CEO	4 Points
Sr. Vice President	2 Points

The Company’s Performance Percentage exceeded 150% and accordingly, maximum payouts were made. Portions of individual awards (20% for Mr. Hasselbusch and 15% for Messrs. Russo, Kasel and Donald Foster) were made in the form of Company common stock which may not be voluntarily transferred until May 1, 2010. Lee B. Foster II did not participate in the Three Year Plan. The following table shows the cash and stock awarded to the NEOs:

Name	Cash	Shares

Stan L. Hasselbusch	$614,739	3,500
David J. Russo	$326,580	1,312
Donald L. Foster	$326,580	1,312
John F. Kasel	$326,580	1,312

The Committee has determined not to use the Three Year Plan as a model for future long-term incentive programs. Instead, the Committee has determined, subject to shareholder approval, and to implement a new plan design in 2008. Under the 2006 Omnibus Incentive Plan, as amended, long-term incentive awards shall be exclusively in the form of Company common stock.

2006 Omnibus Incentive Plan as Amended

The Omnibus Incentive Plan, as amended, is being submitted for shareholder approval (see pp. 9-15). This Plan provides for the issuance of up to 500,000 shares of the Company’s common stock, which may include newly-issued or treasury shares, through the exercise of stock options or the award of shares of common stock. If shareholder approval is obtained, the Omnibus Plan will also provide for the award of performance grants.

For 2008, the Committee has concluded, after consultation with Towers Perrin, to initiate a long-term incentive program that provides for annual grants of equity instead of providing, as did the previous “Three Year Plan”, a single grant that covers three years. The new program will consist of two components: time vested restricted stock and performance units. The objectives of this new program are to provide NEOs with incentive to remain with the Company, provide a means for executives to build ownership in the Company and align the value of awards with the Company’s long-term financial performance. A new three year performance period will begin at the beginning of each year, creating overlapping three year performance periods.

The time vested restricted stock grants are designed to align NEO compensation and Company performance by making some of the compensation incentive opportunity dependent upon appreciation of shareholder value. Equity grants are also designed to promote retention of talented executives and build their ownership in the Company.

The performance share units are designed to align compensation and Company performance by making the preponderance of NEO long-term incentive compensation over each three year performance period based upon the Company’s return on invested capital (ROIC).6

After consulting survey data furnished by Towers Perrin, the Committee established the following Target Awards for the initial three year performance period 2008 – 2010, inclusive:

Stan L. Hasselbusch	$500,000
David J. Russo	$120,000
John F. Kasel	$120,000
Donald L. Foster	$120,000
Lee B. Foster II will not participate.

The Committee plans to establish new targets annually for successive three year performance periods. For example, in 2009, the Committee plans again to establish targets and new financial metrics for the performance period 2009 – 2011, inclusive.

For 2008, approximately 25% of the target award was distributed through the issuance of non-voting, non-dividend eligible restricted common stock, which generally will be forfeited if a participant is not employed by the Company on March 6, 2012. Using a value of $43.91/share (the average closing price of the Company’s stock on trading days between February 18 and February 29, 2008), the Committee awarded the following amounts of such forfeitable stock to each of the following NEOs:

Name	Shares

Stan L. Hasselbusch	2,847
David J. Russo	683
Donald L. Foster	683
John F. Kasel	683

The remaining 75% of an NEO’s “target” is in the form of performance units which, after a three year performance period from 2008 – 2010, inclusive, will be converted into Company common stock based upon the Company’s average ROIC over the three year performance period. Each of the NEOs, other than

6 For purposes of the three year performance period 2008 – 2010, ROIC for each year means: (a) after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate) and excluding all “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E, divided by (b) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

Lee B. Foster II, was awarded the following “Performance Share Units”, which are contingent on shareholder approval of the Plan:

Name	Number of Performance Share Units

Stan L. Hasselbusch	8,540
David J. Russo	2,053
Donald L. Foster	2,053
John F. Kasel	2,053

Based upon the Company’s “Average ROIC” over the three year period, each NEO’s Performance Share Units will be converted into Company common stock. “Average ROIC” for the three (3) year performance period shall be calculated by adding together the annual ROIC percentages and dividing by three. The Average ROIC target for the 2008 – 2010 performance period shall be 16%. The Committee determined “Average ROIC” was the performance measure most aligned with shareholders’ interests over the long term.

The number of performance shares to be awarded to a participant shall be determined by multiplying the participant’s Performance Share Units by the “Percentage of Performance Share” that corresponds to the Company’s “Average ROIC” for the three year performance period:

	ROIC
		Percent of
		Performance Share
Level of Performance	Average ROIC	Units Earned

Below Threshold	Below 12.0%	0%
Threshold	Equal to 12.0%	50%
Target	Equal to 16.0%	100%
Outstanding	Equal to or Greater than 20.0%	200%

Individual Supplemental Bonus

When John Kasel was elected a Senior Vice President in May 2005, the Committee’s practice would have been to grant him 25,000 options, which would vest in 25% increments over the next four years. The grant to Mr. Kasel inadvertently was omitted from the Committee’s May 2005 meeting agenda and, by the time the 25,000 options later were awarded to Mr. Kasel, the exercise price for such options had increased. Accordingly, the Company, with the prior approval of the Compensation Committee, agreed to pay $35,750 to Mr. Kasel on each of August 10, 2006, August 10, 2007, August 10, 2008 and August 10, 2009 (or as soon thereafter as practical) minus (for each payment) the amount, if any, by which the average closing price of the Company’s common stock for all trading days from June 1 to July 31, inclusive, of the applicable year was less than $14.77/share, multiplied by 6,250. Mr. Kasel was paid $35,750 in August 2006 and 2007, and will receive additional payments under this agreement only if Mr. Kasel is employed by the Company when a payment is due.

Special Bonus

Since 1990, Lee B. Foster II, Chairman of the Board, has been primarily responsible for recommending, implementing and overseeing the Company’s investments in the Dakota, Minnesota & Eastern Railroad Company (“DM&E”). In October 2007, the DM&E merged with another railroad. As a result, the

Company, as a common and preferred shareholder in the DM&E, received in October 2007, $148.9M in cash and realized a pre-tax gain of approximately $122.9M. The Compensation Committee reviewed Mr. Foster’s contribution to this extraordinary result and awarded Mr. Foster a special bonus of $600,000 in October 2007.

Retirement Plans

During 2007, the Company restructured its Voluntary Investment Plan, a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees, and created the L.B. Foster 401(k) and Profit Sharing Plan which includes an automatic enrollment provision, two year vesting, and immediate eligibility and Company match. In 2007, the Company matched the first 1% of the employee’s compensation, then matched 50% to the employee’s next 6% of contribution. For 2007, the Company also made a discretionary contribution of $1M to the 401(k) which will be shared by participants based primarily on their respective compensation, subject to Internal Revenue Code limitations. The Company’s contributions for 2007 to the 401(k) for Messrs. Hasselbusch, Lee B. Foster II, Russo, Kasel and Donald Foster are included in the Summary Compensation Table.

The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate benefits unavailable under the 401(k) because of Internal Revenue Code limitations. These benefits are also included in the Summary Compensation Schedule.

The Company maintains these retirement plans in order to provide a competitive opportunity for its employees to obtain a secure retirement.

Other Compensation Plans

At various times in the past, the Company has adopted certain employee benefit plans in which NEOs have been permitted to participate and has adopted certain executive officer leased vehicle, life, long-term disability and health insurance programs. The incremental cost to the Company of the NEOs’ benefits provided under these programs is included in the Summary Compensation Table. Benefits under these plans are not directly or indirectly tied to Company performance.

The Company also provides limited perquisites to the NEOs which may include cash car allowances or use of a leased car and membership in athletic or social clubs. We believe that these perquisites tend to promote the Company’s image, to provide outlets for interaction between the Company’s executives and the Company’s vendors/suppliers and other business associates and/or to encourage healthy activities. The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

Right of Recovery

The Company has the right to recover all or a portion of awards of performance share units under the Omnibus Plan if the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement.

Ownership Guidelines

In 2008, the Company adopted equity ownership guidelines. Under these guidelines, executive officers are expected over time, to own stock valued at a multiple of the officer’s salary. Within five years, the CEO will be expected to own stock valued at least 5 times his salary; Sr. Vice Presidents will be expected to hold stock valued at least 2.5 times their respective salaries and Vice Presidents and the Controller will be expected to own stock valued at least 1.5 times their respective salaries. The Company’s outside directors are expected to own stock valued at least 3 times their annual cash compensation.

Miscellaneous

We do not provide pension arrangements or post-retirement health coverage for our NEOs except that upon Lee B. Foster II ceasing to be a Company employee, effective May 27, 2008, the Company has agreed to pay for Mr. Foster’s and his wife’s health benefits until they are both 65.

All NEOs are employees-at-will and as such do not have employment agreements. Although the Company may consider entering into change of control agreements with certain NEOs, the Company currently has not entered into any change of control agreements. The Company has adopted policies regarding the adjustment or recovery of awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted with respect to Performance Share Units awarded in 2008 under the Omnibus Plan.

Tax Considerations

The Compensation Committee has considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements. In certain instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

Section 409A.  Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet certain requirements under Section 409A of the Code, compensation earned thereunder may be subject to immediate taxation and tax penalties. It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

Section 162(m).  With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. While the Compensation Committee considers the tax impact of any compensation arrangement, the Committee evaluates such impact in light of our overall compensation objectives. The Compensation Committee reserves the right to approve non-deductible compensation if the Compensation Committee believes it is in the best interests of our shareholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m) of the Code, is later found to not satisfy the conditions of Section 162(m), the Company’s ability to deduct such compensation may be limited. The Company is attempting to satisfy Section 162(m) for certain elements of compensation by seeking shareholder approval of the 2006 Omnibus Incentive Plan, as Amended and Restated and the Executive Annual Incentive Compensation Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

William H, Rackoff, Chairman
Henry J. Massman IV
G. Thomas McKane
John W. Puth

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation of the Company’s NEOs for the years 2006 and 2007.

							Non-Equity
					Stock	Option	Incentive Plan
					Awards	Awards	Compensation	All Other
		Salary	Bonus		($)	($)	($)	Compensation		Total
Position	Year	($)	($)		(iii)	(iv)	(v)	($)		($)

Stan L. Hasselbusch	2007	445,000	—		153,685	—	1,015,239	82,307 (vi	)	1,696,231
	2006	415,000	—		—	6,487	373,500	78,991 (vii	)	873,978
Lee B. Foster II	2007	165,000	600,000 (i	)	—	—	—	75,746 (viii	)	840,746
	2006	165,000	—		—	—	—	34,118 (ix	)	199,118
Donald L. Foster	2007	197,837	—		57,632	49,452	463,681	42,239 (x	)	810,841
	2006	190,837	—		—	49,452	126,907	39,304 (xi	)	406,500
David J. Russo	2007	225,000	—		57,632	—	484,080	43,621 (xii	)	810,333
	2006	204,374	—		—	20,186	143,062	36,243 (xiii	)	403,865
John F. Kasel	2007	174,583	35,750 (ii	)	57,632	47,817	445,855	41,528 (xiv	)	803,165
	2006	166,533	35,750 (ii	)	—	73,946	108,414	32,661(xv	)	417,304

(i)	Mr. Lee Foster received a $600,000 special recognition bonus in November 2007 for his role in the sale of the Company’s investment in the DM&E.

(ii)	Mr. Kasel received a bonus of $35,750 in August 2006 and again in August 2007 as part of an individual bonus arrangement which will be in place for two additional years. For further information see page 30.

(iii)	Represents portion of the 2005-2007 LTIP payout distributed in stock.

(iv)	Amounts expensed for pre-2006 and pre-2007 option awards utilizing the provisions of SFAS No. 123R. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2006 and December 31, 2007, respectively.

(v)	For 2006, amounts represent cash awards under the 2006 Management Incentive Plan. For 2007, amounts represent cash awards under the 2007 Management Incentive Plan, as well as the cash portion of the 2005-2007 LTIP payout. For further information see pp. 21-23, 27-28.

(vi)	Includes a $45,299 Company Supplemental Executive Retirement Plan (“SERP”) contribution, executive medical reimbursement; Company paid term life insurance premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; personal use of Company paid automobile lease (5 months), car allowance (7 months) and club membership.

(vii)	Includes a $40,170 Company Supplemental Executive Retirement Plan (“SERP”) contribution, executive medical reimbursement; Company paid term life insurance premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; personal use of Company paid automobile lease and club membership.

(viii)	Includes a $41,365 Company Supplemental Executive Retirement Plan (“SERP”)contribution; executive medical reimbursement; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; car allowance and club membership.

(ix)	Includes Company contributions to the 401(k) defined contribution retirement plan, executive medical reimbursement plan, Company paid term life insurance, long-term disability premium, the supplemental executive retirement plan, car allowance and club memberships/fees.

(x)	Includes a Company paid SERP contribution; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; car allowance; and club membership

(xi)	Includes a Company paid SERP contribution; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; car allowance; and club membership.

(xii)	Includes a Company paid SERP contribution; executive medical reimbursement; Company paid term life insurance premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; car allowance and club membership.

(xiii)	Includes a Company paid SERP contribution; executive medical reimbursement; Company paid term life insurance premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; and car allowance.

(xiv)	Includes a Company paid SERP contribution; executive medical reimbursement; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; personal use of Company paid automobile lease (8 months), car allowance (4 months) and club membership

(xv)	Includes a Company paid SERP contribution; executive medical reimbursement; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; personal use of Company paid automobile lease and club membership.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table provides information on 2007 Non-Equity Incentive Plan Awards.

	Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards(i)
	Threshold	Target	Maximum
Name	($)	($)	($)

Stan L. Hasselbusch	80,100	200,250	400,500
Donald L. Foster	38,776	69,243	138,486
David J. Russo	31,500	78,750	157,500
John F. Kasel	24,442	61,104	122,208

Lee B. Foster II is not a participant in this plan.

(i)	These grants reflect awards under the 2007 Management Incentive Plan which is discussed at pp. 21-23. Amounts paid under this plan to the NEOs for 2007 are included in the Summary Compensation Table under Non-Equity Plan Compensation.

OPTION EXERCISES IN 2007

The following table provides information on stock option exercises in 2007 by the NEOs. The NEOs did not own any unvested shares of stock in 2007.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)(i)

Stan L. Hasselbusch	100,000	3,886,873
Lee B. Foster II	70,800	2,786,536
Donald L. Foster	18,750	474,356
David J. Russo	24,000	953,060
John F. Kasel	12,500	418,547

(i)	Difference between the market price of the stock at the time of exercise and the exercise price of the option, multiplied by the number of shares acquired.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding stock options awarded to the NEOs as of December 31, 2007. There were no unvested stock awards as of that date.

		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options	Option
	Options	(#)	Exercise	Option
	(#)	Unexercisable	Price	Expiration
Name	Exercisable	(i)	($)	Date

Stan L. Hasselbusch	50,000		4.75	12/11/11
	20,000		5.50	5/14/12
Lee B. Foster II	20,000		2.75	2/1/11
	30,000		3.65	5/8/11
	10,000		5.50	5/14/12
	25,000		4.44	2/28/10
Donald L. Foster		7,500	9.30	12/12/14
		6,250	8.01	10/21/14
		5,000	9.29	2/15/10
David J. Russo	10,000		4.30	7/25/12
	1,000		4.10	12/9/12
John F. Kasel	—	12,500	14.77	12/4/15

(i)	The following table is the vesting information for the options that were unexercisable as of December 31, 2007.

Name	Vesting Date	Number of Shares

Donald L. Foster	6/13/08	3,750
	6/13/09	3,750
	10/21/08	6,250
	2/15/08	2,500
	2/15/09	2,500
John F. Kasel	5/25/08	6,250
	5/25/09	6,250

2007 NON-QUALIFIED DEFERRED COMPENSATION

The following table discloses the contribution earnings and balances under each of the Company’s defined contribution or other plan that provides for the deferred compensation that is not tax evaluated.

	Company	Aggregate	Aggregate
	Contributions in	Earnings in	Balance at
	Last FY (i)	Last FY(ii)	Last FYE(iii)
Name	($)	($)	($)

Stan L. Hasselbusch, President & CEO	$45,299	$6,963	$166,293
Lee B. Foster II, Chairman of the Board	$41,365	$8,086	$193,125
Donald L. Foster, Sr. V.P. Piling	$7,045	$588	$14,038
David J. Russo, Sr. V.P., CFO & Treasurer	$11,209	$1,031	$24,629
John F. Kasel, Sr. V.P., Operations and Mfg.	$7,605	$639	$15,250

(i)	Amounts represent 2007 Company contribution to Supplemental Executive Retirement Plan (“SERP”). The amounts are included in the Summary Compensation Table.

(ii)	Amounts represent interest earned in 2007. In accordance with the Plan, the Company applied interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio, or a one-year annualized Treasury Bill interest rate, whichever is higher on the last Friday of each year. For 2007, these amounts were 4.37% and 3.42% respectively. The interest rate applied to the benefit in 2007 was 4.37%. These amounts are not included in the Summary Compensation Table.

Eligibility for participation in the Plan is limited to individuals who comprise a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. Determining participation in the Plan is solely within the discretion of the Compensation Committee of the Board. A participant shall remain a participant only for so long as he continues in the employ of the Company, or the Compensation Committee, in its sole discretion determines that the participant shall no longer be a participant.

(iii)	Amounts represent total SERP balance, as of December 31, 2007.

INDEPENDENT AUDITORS

Fees

Ernst & Young LLP’s (“E&Y”) aggregate fees (including out-of-pocket expenses) billed for fiscal 2007 and 2006 for each of the following categories of services are set forth below:

	2007	2006

Audit fees (includes audits and reviews of the Company’s fiscal 2007 and 2006 financial statements and internal control over financial reporting)	$408,393	$391,416
Audit-related fees (primarily audits of the Company’s various employee benefit plans)	$25,054	$23,861
Tax fees (federal and state)	$14,000	—
All other fees	—	—
Total fees	$447,447	$415,277

The Audit Committee reviews summaries of services provided by E&Y and the related fees and has concluded that E&Y’s provision of certain audit-related services is compatible with maintaining E&Y’s independence. All services are pre-approved by the Audit Committee.

E&Y has served as the Company’s independent auditors since 1990 and the Audit Committee has appointed E&Y as the Company’s independent auditors for the year ending December 31, 2008. Since the Audit Committee of the Board of Directors is responsible for the appointment of the Company’s independent auditors, the Company is not seeking shareholder approval of the independent auditors’ appointment.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for the appointment, compensation and retention of the Corporation’s independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2007. The Audit Committee’s charter is available on the Company’s website, www.lbfoster.com. The Audit Committee held eight meetings during fiscal year 2007, three of which were telephonic.

Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2007, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.

The Audit Committee held discussions with E&Y, who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and E&Y’s judgment regarding these matters. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committee). Pursuant to Independent Standards Board Standard No. 1 (Independence Discussion with Audit Committee(s)), the Audit Committee has discussed with E&Y the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee concluded that E&Y’s independence had not been impaired.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed the results of E&Y’s quarterly review procedures with the Company’s Chief Executive Officer, Chief Financial Officer and Controller and with E&Y prior to the Company’s release of quarterly financial information.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Diane B. Owen, Chairman
G. Thomas McKane
John W. Puth
William H. Rackoff

ADDITIONAL INFORMATION

Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.

Shareholders’ proposals intended to be presented at the Company’s 2009 annual meeting must be received by the Company no later than December 31, 2008 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. Pursuant to the Company’s By-Laws, a nomination of a person for election as a director and any other proposal made by a shareholder shall not be considered at a shareholders’ meeting unless written notice of the nomination or proposal has been received by the Company’s Secretary by the later of (i) the date which is 90 days in advance of the meeting date or (ii), the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania
April 22, 2008

Exhibit A

L. B. FOSTER COMPANY
2006 OMNIBUS INCENTIVE PLAN
As Amended and Restated on March 6, 2008

ARTICLE I

PURPOSE, EFFECTIVE DATE AND AVAILABLE SHARES

1.1  Purpose.  The purpose of this Plan is to provide financial incentives for selected Key Personnel and Directors of L. B. Foster Company (the “Company”) and its subsidiaries, thereby promoting the long-term growth and financial success of the Company by (i) attracting and retaining personnel and directors of outstanding ability, (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team, (iii) motivating officers to achieve long-range performance goals and objectives, and (iv) providing incentive compensation opportunities competitive with those of other corporations.

1.2  Effective Date and Expiration of Plan.  The Board of Directors of the Company has originally adopted the Plan with an effective date March 31, 2006, and the Plan, as amended and restated, shall be effective March 6, 2008 (“Effective Date”), subject to approval by the stockholders of the Company; provided that, no award granted after the Effective Date that is intended to be performance-based within the meaning of Section 162(m) shall be paid prior to shareholder approval of the material terms of the Plan. Unless terminated by the Board pursuant to Section 7.3, the Plan shall expire on March 31, 2016. No Award shall be made pursuant to the Plan after its termination date, but Awards made prior to the termination date may extend beyond that date.

1.3  Shares Available Under the Plan.  L. B. Foster Company stock to be issued under the Plan may be authorized but unissued common stock or previously issued shares of common stock which have been reacquired by the Company and are held in its treasury. Subject to adjustment under Section 7.6, no more than 500,000 shares of common stock shall be issuable under the Plan. No Participant may receive (i) Options for more than 75,000 shares of Stock in any one fiscal year of the Company, (ii) Performance Grants (denominated in Stock) for more than 75,000 shares of Stock in any one fiscal year of the Company and (iii) Performance Grants (denominated in cash) for more than $1,500,000 in any one fiscal year of the Company. The foregoing limitations shall be subject to adjustment as provided in Section 7.6, but only to the extent that any such adjustment will not affect the status of (i) any Award intended to qualify as performance-based compensation under Section 162(m) of the Code or (ii) any Award intended to comply with, Section 409A or an exception thereto. If any shares of Stock covered by an award terminate, lapse, are Forfeited or cancelled, or such Award is otherwise settled without the delivery of the full number of shares underlying the Award, including shares withheld to satisfy tax withholding obligations, then such shares to the extent of any such Forfeiture, termination, lapse, cancellation, payment, etc., shall again be, or shall become available for issuance under this Plan.

ARTICLE II

DEFINITIONS

As used in the Plan and except as otherwise specifically provided in an Award Agreement, the following terms shall have the meanings set forth below:

2.1  “Award” means, individually or collectively, any Option, Restricted Stock Award or Performance Grant under this Plan.

2.2  “Award Agreement” means, as applicable, the Restricted Stock Agreement, the Stock Option Agreement, or the Performance Grant Agreement.

2.3  “Board” means the Board of Directors of L. B. Foster Company.

2.4  “Code” means the Internal Revenue Code of 1986, as amended.

2.5  “Committee” means a committee of the directors of the Company, not to be less than two, appointed by the Board, each of who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) a “outside director” (as defined in Treasury Regulation § 1.162-27(e)(3)(i) or any successor regulation),. If the Board has not appointed a Committee, “Committee” shall mean the Board.

2.6  “Company” means L. B. Foster Company and its successors and assigns.

2.7  “Director” means a director of the Company. In some instances, Plan provisions are applied differently with respect to non-employee Directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended) and, where the term Director is so qualified to say “non-employee Director”, such Plan provisions shall be limited to such outside, non-employee Directors.

2.8  “Disability” means a disability which results in the Participant being unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. The determination of whether a Participant has a Disability shall be made in accordance with Code Section 22(e)(3), including any regulations issued by the Internal Revenue Service thereunder.

2.9  “Effective Date” means the date on which the Plan is effective as provided in Section 1.2.

2.10  “Fair Market Value” of the Stock as to a particular time or date shall be the closing price of the Stock on the trading day that is the date of grant or, if the date of grant is not a trading day, on the trading day immediately preceding the date of grant.

2.11  “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an Award granted under the Plan, including the loss of any payment of compensation by the Company under the Plan or any Award granted thereunder.

2.12  “Key Personnel” means officers and employees, consultants and independent contractors of the Company and its Subsidiaries who occupy responsible executive, professional, sales or administrative positions and who have the capacity to contribute to the success of the Company.

2.13  “Officer” means an officer of the Company or of a Subsidiary.

2.14  “Option” means an option to purchase common stock of the Company, where such option is not a qualified (or statutory) option under Code Section 422.

2.15  “Option Price” means the price at which common stock of the Company may be purchased under an Option as provided in Section 4.4.

2.16  “Participant” means a person to whom an Award is made under the Plan.

2.17  “Performance Grant” means an award subject, in part, to the terms, conditions and restrictions described in Article VI, pursuant to which the recipient may become entitled to receive cash, Stock or other securities, or any combination thereof.

2.18  “Performance Grant Agreement” means a written agreement entered into between the Company and a Participant setting forth the terms and conditions of a Performance Grant awarded pursuant to Article VI.

2.19  “Permitted Transferee” means (i) any person defined as an employee in the Instructions to Registration Statement Form S-8 promulgated by the Securities and Exchange Commission, as such Form may be amended from time to time, which persons include, as of the date of adoption of this Plan, executors, administrators or beneficiaries of the estates of deceased Participants, guardians or members of a committee for incompetent former Participants, or similar persons duly authorized by law to administer the estate or assets of former Participants, and (ii) Participants’ family members who acquire Awards from the Participant other than for value, including through a gift or a domestic relations order. For purposes of this definition, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. For purposes of this definition, neither (i) a transfer under a domestic relations order in settlement of marital property rights nor (ii) a transfer to an entity in which more than fifty percent of the voting or beneficial interests are owned by family members (or the Participant) in exchange for an interest in that entity is considered a transfer for “value”.

2.20  “Personal Representative” means the person or persons who, upon the death, Disability or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option theretofore granted to such Participant.

2.21  “Plan” means this 2006 Omnibus Incentive Plan, as amended.

2.22  “Restricted Stock Agreement” means a written agreement entered into between the Company and a Participant setting forth the terms and conditions of a Restricted Stock Award made pursuant to Article V.

2.23  “Restricted Stock Award” means a grant of Stock to a Participant pursuant to Article V.

2.24  “Retirement”, “Retire” means retirement of an employee or other service provider as determined and authorized by the Committee.

2.25  “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

2.26  “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.

2.27  “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.

2.28  “Stock” means common stock of the Company.

2.29  “Stock Option Agreement” means a written agreement entered into between the Company and a Participant setting forth the terms and conditions of an Option awarded pursuant to Article IV.

2.30  “Subsidiary” means a corporation or other business entity, domestic or foreign, the majority of the voting stock or other voting interests in which is owned directly or indirectly by the Company, including a Subsidiary which become such after adoption of the Plan.

2.31  “Termination for Cause” or “Terminated for Cause” means (i) termination due to (a) willful or gross neglect of duties or (b) willful misconduct in the performance of such duties, so as to cause material harm to the Company or any Subsidiary, (ii) termination due to the Participant committing fraud, misappropriation or embezzlement in the performance of his or her duties or (iii) termination due to the Participant committing any felony of which he or she is convicted and which, as determined in good faith by the Board, constitutes a crime involving moral turpitude and results in material harm to the Company or a Subsidiary. The Committee shall make all determinations of whether the Participant was Terminated for Cause.

ARTICLE III

ADMINISTRATION

3.1  Committee to Administer.

(a) The Plan shall be administered by the Committee. The Committee shall have full and exclusive authority and discretion to interpret, construe, and administer the Plan, to establish and amend rules and regulations for its administration, and make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable. The Committee’s decisions shall be final, conclusive and binding with respect to the Plan and any Award made under the Plan.

(b) A majority of the members of the Committee shall constitute a quorum for the conduct of business at any meeting. The Committee shall act by majority vote of the members present at a duly convened meeting, including a telephonic meeting in accordance with Section 1708 of the Pennsylvania Business Corporation Law (“BCL”). Action may be taken without a meeting if written consent thereto is given in accordance with Section 1727 of the BCL.

(c) Notwithstanding any provision herein to the contrary, to the extent the Board is performing any Plan-related functions, including the determination of whether a Participant has been Terminated for Cause, the Board shall have the same discretionary power and authority to administer the Plan as the Committee does under this Article III.

3.2  Powers of Committee.

(a) Subject to the provisions of the Plan, the Committee shall have authority, in its discretion, to determine those Key Personnel and Directors who shall receive Awards, the time or times when each such Award shall be made, the type of Award to be made, and the number of shares to be subject to each Award.

(b) A Director shall not participate in a vote granting himself an Award.

(c) The Committee shall determine the terms, restrictions and provisions of the agreement relating to each Award. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, or in any agreement relating to an Award, in such manner and to the extent the Committee shall determine in order to carry out the purposes and intent of the Plan.

(d) Notwithstanding any provision herein to the contrary, to the extent the Board is performing any Plan-related functions, the Board shall have the same discretionary power and authority to administer the Plan as the Committee does under this Article III.

3.3  Awards.  Awards under the Plan shall consist of Options, Restricted Stock Awards, and Performance Grants. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate.

3.4  Eligibility for Awards.  Awards may be made to Key Personnel and Directors. In selecting Participants and in determining the form and amount of the Award, the Committee may give consideration to his or her functions and responsibilities, his or her present and potential contributions to the success of the Company, the value of his or her services to the Company, and other factors deemed relevant by the Committee.

ARTICLE IV

STOCK OPTIONS

4.1  Award of Stock Options.  Subject to the provisions of the Plan, the Committee may grant Options to Key Personnel and Directors.

4.2  Period of Option.

(a) Except as otherwise provided in a Stock Option Agreement or the Plan, an Option shall be exercisable only after twelve (12) months have elapsed from the date of grant, and after such twelve-month waiting period, the Option may be exercised in cumulative installments in the following manner:

(i) The Participant may purchase up to one-fourth (1/4) of the total optioned shares at any time after one year from the date of grant and prior to the termination of the Option.

(ii) The Participant may purchase an additional one-fourth (1/4) of the total optioned shares at any time after two years from the date of grant and prior to the termination of the Option.

(iii) The Participant may purchase an additional one-fourth (1/4) of the total optioned shares at any time after three years from the date of grant and prior to the termination of the Option.

(iv) The Participant may purchase an additional one-fourth (1/4) of the total optioned shares at any time after four years from the date of grant and prior to the termination of the Option.

The duration of each Option shall not be more than ten (10) years from the date of grant.

(b) Notwithstanding the foregoing, the Committee may establish, in the applicable Stock Option Agreement, any other period during which Options may be exercised.

(c) Except as otherwise provided in the Plan or in the Stock Option Agreement, an Option may not be exercised by a Participant, other than a non-employee Director, unless such Participant is then, and continually (except for approved sick leave, FMLA, authorized military service, or other approved, bona fide leave of absence) after the grant of the Option has been, employed as an officer or employee of the Company or a Subsidiary.

(d) An Option granted to a non-employee Director, who is a Director at the time of such grant, shall be immediately exercisable, except as may be otherwise provided in the Option Agreement.

4.3  Stock Option Agreement.  Each Option shall be evidenced by a Stock Option Agreement in such form and containing such terms and conditions as the Committee from time to time shall approve, except that the terms and conditions in the Stock Option Agreement shall be consistent with those set forth herein.

4.4  Option Price and Exercise.

(a) The Option Price of Stock under each Option shall be determined by the Committee, except that, in no event, may the Option Price be less than the Fair Market Value of the Stock on the date on which the Option is granted. Once an Option is granted, repricing of the Option Price for an outstanding Option, whether exercisable or not exercisable, shall not be permitted.

(b) Options may be exercised from time to time by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise shall be accompanied by

(i) payment in full of the Option Price in cash, certified check, or other medium accepted by the Company, in its sole discretion, or (ii) a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the Option Price. An Option shall be deemed exercised on the date the Company receives the notice of exercise and all the requirements of this Section 4.4(b) have been fulfilled.

4.5  Termination of Service.

(a) Except as otherwise provided in this Plan or in the applicable Stock Option Agreement, if the service of a Participant, other than as a non-employee Director, terminates for any reason other than death, Disability or Retirement, all Options held by the Participant shall expire and may not thereafter be exercised. For purposes of this section, the employment or other service in respect to Options held by such a Participant shall be treated as continuing intact while the Participant is on authorized military leave, FMLA, approved sick leave, or other approved, bona fide leave of absence (such as temporary employment with the government) if the period of such leave does not exceed 90 days, or, if longer, so long as the Participant’s right to reestablish his service with the Company is guaranteed either by statute or by contract. Where the period of leave exceeds 90 days and where such Participant’s right to reestablish his service is not guaranteed by statute or by contract, his service, in the Committee’s sole discretion, shall be deemed to have terminated on the ninety-first day of such leave.

Notwithstanding anything herein to the contrary, and unless the Stock Option Agreement provides otherwise, if the service of a Participant, other than as a non-employee Director, terminates, other than due to a Termination for Cause, the Participant may exercise all unexercised and vested Options within 30 days of such termination. Any Options in which such Participant is not vested at the time of his termination shall be Forfeited. Except as so exercised, such Option shall expire at the end of such period. In no event, however, may any Option be exercised after the expiration of ten (10) years from the date of grant of such Option.

(b) Except as otherwise provided in the Stock Option Agreement, a non-employee Director whose service is terminated shall be entitled to exercise his Option until the expiration of the full term of the Option, unless the non-employee Director has been Terminated for Cause. In the event that a non-employee Director is Terminated for Cause, all Options held by such Director shall terminate immediately and may not thereafter be exercised.

4.6  Death.  Except as otherwise provided in the Plan or a Stock Option Agreement, during the twelve (12) month period following the Participant’s death, any or all of the unexercised and vested Options that the Participant was entitled to exercise immediately prior to his death may be exercised by such Participant’s executor, administrator, or the person(s) to whom the Options are transferred by will or the applicable laws of descent and distribution. Any Options in which such Participant is not vested at the time of his death shall be Forfeited. In no event, however, may any such Option be exercised after the expiration of ten (10) years from the date of grant of such Option.

4.7  Retirement or Disability.  Except as otherwise provided in the Plan or a Stock Option Agreement, if a Participant Retires, or suffers a Disability, at a time when he is entitled to exercise an Option, then at any time or times within three years after his termination of service because of such Retirement or Disability the Participant may exercise such Option as to all or any of the shares which he was entitled to purchase under the Option immediately prior to such termination. Except as so exercised, such Option shall expire at the end of such period. In no event, however, may any Option be exercised after the expiration of 10 years from the date of grant of such Option.

4.8  Committee Discretion.  The Committee shall have authority to determine whether or not a Participant (including a non-employee Director) has Retired, resigned or has suffered a Disability, and its determination shall be binding on all concerned. In the sole discretion of the Committee, a transfer of service to an affiliate of the Company other than a Subsidiary (the latter type of transfer not constituting a termination of service for purposes of the Plan) may be deemed to be a Retirement so as to entitle the Participant to exercise the Option within 90 days after such transfer.

4.9  Stockholder Rights and Privileges.  A Participant shall have no rights as a shareholder with respect to any Stock covered by an Option until the issuance of a stock certificate to the Participant representing such Stock.

ARTICLE V

RESTRICTED STOCK AWARDS

5.1  Grant of Restricted Stock Awards.  Subject to the provisions of the Plan, the Committee may elect to grant a Restricted Stock Award to any Key Personnel and/or Director, including but not limited to grants derived from participation in another plan, program or arrangement established or maintained by the Company or its Subsidiaries. Notwithstanding anything in this Plan to the contrary, the Committee, in its discretion, may determine that a Restricted Stock Award may be subject to such terms, conditions and restrictions (including but not limited to restrictions on the sale of stock), as set forth in the Award Agreement.

5.2  Vesting Requirements.  The restrictions imposed on a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Restricted Stock Agreement, provided that the Committee may accelerate the vesting of a Restricted Stock Award at any time. Such vesting requirements may be based on the continued service of the Participant with the Company or its affiliates for a specified time period (or periods), on the attainment of specified performance goals established by the Committee in its discretion, or such other terms and conditions established by the Committee. If the vesting requirements of a Restricted Stock Award are not satisfied, the Award shall be Forfeited and the Stock subject to the Award shall be returned to the Company.

5.3  Restrictions.  A Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, unless otherwise permitted by the Committee. Failure to satisfy any applicable restrictions shall result in the Award being Forfeited and the Stock subject to the Award shall returned to the Company. The Committee may require in a Restricted Stock Agreement that certificates representing the Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

5.4  Rights as a Shareholder.  Subject to the foregoing provisions of this Article V and the applicable Restricted Stock Agreement, the Participant shall have all rights of a shareholder with respect to the Stock granted to the Participant under a Restricted Stock Award, including the right to vote the Stock and receive all dividends and other distributions paid or made with respect thereto. The Committee may provide in a

Restricted Stock Agreement for the payment of dividends and distributions to the Participant at such times as paid to shareholders generally or at the times of vesting or other payment of the Restricted Stock Award to the extent not inconsistent with Section 409A and Section 7.7.

5.5  Restricted Stock Awards to Outside Directors.  In addition to discretionary Restricted Stock Awards under Section 5.1, and subject to adjustment in accordance with Section 7.6, each non-employee Director elected at an annual meeting of the Company’s shareholders shall be awarded, as of each date he is elected (or re-elected), the lesser of: (i) 3,500 shares of Stock or (ii) such number of shares of Stock as is determined by the Committee.

5.6  Section 83(b) Election.  If a Participant makes an election pursuant to Code Section 83(b) with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the date of grant, a copy of such election with the Company and with the Internal Revenue Service in accordance with the regulations under Code Section 83. The Committee may provide in a Restricted Stock Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Code Section 83(b).

ARTICLE VI

PERFORMANCE GRANTS

6.1  Participation.  Subject to the provisions of the Plan, the Committee s may make Performance grants to Key Personnel and Directors in accordance with the provisions of this Article VI.

6.2  Grant.  The Committee shall have sole and complete authority to determine the Key Personnel and Directors who shall receive a Performance Grant, which shall consist of a right that is (i) denominated in cash, Stock or any other form of Award issuable under the Plan (or any combination thereof), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish and (iii) payable at such time and in such form as the Committee shall determine. Unless otherwise determined by the Committee, any such Performance Grant shall be evidenced by a Performance Grant Agreement containing the terms of the Award, including, but not limited to, the performance criteria and such terms and conditions as may be determined, from time to time, by the Committee, in each case not inconsistent with this Plan.

6.3  Terms and Conditions.  For Awards intended to be performance-based compensation under Section 162(m) of the Code, Performance Grants shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives. To the extent consistent with Code Section 162(m), the Committee may determine, at the time the performance goals are established, that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report to shareholders for the applicable fiscal year. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years’ results or to a designated comparison group, in each case as specified by the Committee.

6.4  Preestablished Performance Goals.  For Awards intended to be performance-based compensation under Code Section 162(m), performance goals relating to the performance measures set forth above shall be preestablished in writing by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Code Section 162(m) and Treasury Regulations promulgated thereunder. All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period, or within such other timeframe as required by Code Section 162(m) and Treasury Regulations promulgated thereunder. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Grant, the Committee, in its sole discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

6.5  Additional Restrictions/Negative Discretion. The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Grants. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Grant payable in cash to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly-situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant; provided, however, that the Committee shall not use its discretionary authority to increase any Award that is intended to be performance-based compensation under Code Section 162(m).

6.6  Payment of Performance Awards.  Performance Grants may be paid in a lump sum or in installments following the close of each performance period as provided the Committee in the Performance Grant Agreement.

6.7  Rights with Respect to Stock and Other Securities.  Unless otherwise determined by the Committee in its discretion, a Participant to whom an Award is made under this Article (and any Person succeeding to such a Participant’s rights pursuant to this Article) shall have no rights as a shareholder with respect to any Stock or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date a stock certificate evidencing such Stock or other evidence of ownership is issued to such Participant or until the Participant’s ownership of such Stock shall have been entered into the books of the registrar in the case of uncertificated shares.

6.8  Termination of a Participant.  For all purposes under this Article, and unless otherwise determined by the Committee in a Performance Grant Agreement, Participants who have terminated their employment with the Company prior to the actual payment of an Award for any reason (including but not limited to death, Retirement or Disability) shall Forfeit any and all rights to payment under any Awards then outstanding under the terms of this Article and shall not be entitled to any payment for the performance period.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1  Nontransferability.  No Award under the Plan shall be transferable by the Participant other than by will or the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant and the Committee may, in its sole discretion, permit the transfer or an Award to a Permitted Transferee subject to all the terms and conditions of the Award. Except as provided in Section 4.7, all Options shall be exercisable during the Participant’s lifetime only by such Participant or his or her Personal Representative. Any transfer contrary to this Section 7.1 will nullify the Award.

7.2  Amendments.  The Committee may at any time discontinue granting Awards under the Plan. The Board may at any time amend the Plan or amend any outstanding Award Agreement for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law; provided that no such amendment shall be permissible if it would result in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, becoming inapplicable to any Award. Notwithstanding the foregoing or any provision of an Award to the contrary, the Committee may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of an Award to the extent necessary to conform the provisions of the Award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of the Award shall adversely affect the rights of a Participant.

7.3  Termination.  The Board may terminate the Plan at any time prior to its scheduled expiration date, but no such termination shall adversely affect the rights of any Participant under any Award theretofore granted in which he or she has a vested interest without his or her written consent.

7.4  Nonuniform Determinations.  The Committee’s determinations under the Plan, including without limitation (i) the determination of the Key Personnel and Directors to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards and (iv) the Agreements evidencing the same, need not be uniform and may be made by it selectively among Key Personnel and Directors who receive, or who are eligible to receive, Awards under the Plan, whether or not such Key Personnel or Directors are similarly situated.

7.5  No Right to Employment.  Neither the action of the Board in establishing the Plan nor any action taken by the Committee under the Plan, nor any provision of the Plan, shall be construed as giving to any person the right to be retained in the employ, or as an Officer or Director, of the Company or any Subsidiary.

7.6  Changes in Stock.  In the event of a stock dividend, split-up, or a combination of shares, recapitalization or merger in which the Company is the surviving corporation or other similar capital change, the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options or Stock then outstanding or to be awarded thereunder, the maximum number of shares of Stock or securities which may be issued on the exercise of Options granted under the Plan, the Option Price and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons; provided, however, with respect to any Award subject to Section 162(m) or Section 409A, any such adjustment shall be authorized only to the extent that such adjustment would not cause the Award to fail to comply with Section 162(m) or Section 409A. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding Options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (i) make all outstanding Options immediately exercisable or (ii) arrange to have the surviving corporation grant to the Participants replacement Options on terms which the Board shall determine to be fair and reasonable.

7.7  Compliance with Code Section 409A.  Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(i) If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination unless another compliant date is specified in the applicable Award Agreement.

(ii) For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(iii) The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period).

(iv) The grant of Options and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to employees and other service providers of the Company and its Subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(v) In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

7.8  Tax Withholding.  Whenever Stock is to be delivered to a Participant upon exercise of an Option or the award of a Restricted Stock Award or otherwise, the Company may (i) require such Participant to remit to the Company an amount in cash sufficient to satisfy all federal, state and local tax withholding requirements related thereto, (ii) withhold such required withholding from compensation otherwise due to such Participant, (iii) do any combination of the foregoing, or (iv) employ any other acceptable method approved by the Company to facilitate the required withholding, provided such approach is permissible under applicable securities and other laws. Notwithstanding anything in this Plan to the contrary, the Committee may, in its discretion, permit a Participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Stock, or property, other securities or property, or other forms of payment, or any combination thereof, owned by such person or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a market value equal to the amount of such taxes); provided, however, any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

7.9  Delivery of Shares.  The Company shall not be obligated to deliver any Stock upon the grant, exercise or payment of an Award unless and until, in the opinion of the Company’s counsel, all applicable federal, state and other laws and regulations have been complied with. In the event the outstanding Stock is at the time listed on any stock exchange, no delivery shall be made unless and until the shares to be delivered have been listed or authorized to be added to the list upon official notice of issuance on such exchange. No delivery shall be made until all other legal matters in connection with the issuance and delivery of Stock have been approved by the Company’s counsel. Without limiting the generality of the foregoing, the Company may require from the Participant or other person purchasing shares of Stock under the Plan such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933, as amended, and the regulations thereunder. Certificates evidencing the shares may be required to bear a restrictive legend. A stop transfer order may be required to be placed with the transfer agent, and the Company may require that the Participant or such other person agree that any sale of the shares will be made only on one or more specified stock exchanges or in such other manner as permitted by the Committee.

7.10  Status.  A Participant’s status as Key Personnel or a Director shall be made exclusively by the Committee and determined for each Award as of the date the Award is granted to the Participant.

7.11  Unfunded.  This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan, and rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

7.12  Acceptance of Actions/Determinations.  By accepting any Award or other benefit under this Plan, each Participant (and each person claiming under or through him or her) shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken or determinations made under this Plan by the Company, the Board or the Committee.

7.13  Governing Law.  The validity, construction, interpretation, administration and effect of this Plan, and of its rules and regulations, and rights relating to this Plan and to Awards granted under this Plan, shall be governed by the substantive laws of the Commonwealth of Pennsylvania without regard to its choice or conflicts of laws principles.. If any provision of this Plan or any Award is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Award, but such provision shall be fully severable, and this Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan or Award, as applicable.

This amendment and restatement of The L.B. Foster Company 2006 Omnibus Incentive Plan has been duly executed by the undersigned and is effective this 6th day of March 2008.

L. B. Foster Company

By: William H. Rackoff

Title:	Chairman of Compensation Committee
of the Board of Directors

Exhibit B

L.B. FOSTER COMPANY
EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan

The purpose of the L.B. Foster Company Executive Annual Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing incentives to officers and certain other key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2.	Definitions

For the purpose of the Plan, the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(c) “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

(d) “Company” means L.B. Foster Company and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

(e) “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss of any payment of compensation by the Company under the Plan or any award granted thereunder.

(f) “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Paragraph 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.

(g) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(h) “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations;

earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; return on invested capital; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; stock price; return on equity; total stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation, and amortization; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude the effect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period.

(i) “Performance Period” means, in relation to any award, the calendar year or other fiscal period within the calendar year of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

(j) “Section 409A” shall mean Section 409A of the Code and the regulations and other binding guidance promulgated thereunder.

(k) “Retirement” means retirement of an employee as determined and authorized by the Committee.

(l) “Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

3.	Administration of the Plan

(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, with respect to Participants who the Committee determines are not likely to be subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4.	Participation in the Plan

Officers and key employees of the Company, as determined by the Committee, shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.	Incentive Compensation Awards

(a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be awarded and paid under the Plan to a Participant for any calendar year shall not exceed USD $1,500,000.

(b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

(c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6.	Payment of Individual Incentive Awards

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned Awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Unless otherwise determined by the Committee, Participants who have terminated employment with the Company prior to the actual payment of an award for any reason (including but not limited to death, Retirement or Total and Permanent Disability), shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period. If a Participant’s employment with the Company should terminate during a Performance Period by reason of death, Retirement or Total and Permanent Disability and the Committee determines that the award is not Forfeited, the Participant’s award shall be prorated to reflect the period of service during the Performance

Period prior to his/her death, Retirement or Total and Permanent Disability, and shall be paid either to the Participant or, as appropriate, the Participant’s estate, subject to the Committee’s certification that the applicable Performance Goals and other material terms have been met.

(c) The Committee shall determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee. All deferrals shall be made in accordance with the terms and procedures of the deferred compensation plan under which any such amounts are deferred.

7.	Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Company reserves the right to amend, modify or terminate the Plan at any time; provided, however, that no such modification, amendment or termination shall without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Paragraph 7 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

8.	Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

9.	Funding/Payment

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned Award is not paid by the Payment Date due to administrative impracticality, such earned Award will be paid, without earnings, as soon as administratively practicable thereafter.

10.	Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

11.	No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

12.	Other Compensation Plans

Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements for employees of the Corporation, including arrangements that are not intended to comply with Section 162(m) of the Code.

13.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

14.	Effective Date

The Plan shall become effective immediately upon the approval and adoption thereof by the Board; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s stockholders.

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PROXY
L.B. FOSTER COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 28, 2008
The undersigned hereby appoints Lee B. Foster II and Stan L. Hasselbusch, and each or either of them, to represent the L.B. Foster Company common stock of the undersigned at the Annual Meeting of Shareholders of L.B. Foster Company to be held at the Company’s headquarters, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 on May 28, 2008 at 11:00 a.m. or at any adjournment thereof.
The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR ALL NOMINEES” in Item 1, FOR approval of the 2006 Omnibus Incentive Plan, as Amended and Restated on March 6, 2008, in Item 2, and FOR approval of the Executive Annual Incentive Compensation Plan in Item 3. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.
(PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
L.B. FOSTER COMPANY
May  28, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

20733000000000000000 0 2	052808

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1 AND “FOR” ITEMS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

							FOR	AGAINST	ABSTAIN
Item 1.	Election of the following nominees as Directors: (See Instructions Below)				Item 2.	Approval of the 2006 Omnibus Incentive Plan, as Amended and Restated on March 6, 2008	☐	☐	☐
☐ ☐		NOMINEES:
	FOR ALL NOMINEES	¡ ¡ ¡ ¡ ¡ ¡ ¡	Lee B. Foster II Stan L. Hasselbusch Peter Mcllroy II G. Thomas McKane Diane B. Owen William H. Rackoff Suzanne B. Rowland				☐	☐	☐
	WITHHOLD AUTHORITY FOR ALL NOMINEES				Item 3.	Approval of the Executive Annual Incentive Compensation Plan
☐	FOR ALL EXCEPT (See Instructions below)

(PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.